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                                                                    Exhibit 10.7

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                            STOCK PURCHASE AGREEMENT

                                      among

                        THE JEAN COUTU GROUP (PJC) INC.,

                           J. C. PENNEY COMPANY, INC.

                                       and

                          TDI CONSOLIDATED CORPORATION

                            dated as of April 4, 2004


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                                TABLE OF CONTENTS

                                                                                    PAGE
ARTICLE I       PURCHASE AND SALE OF THE SHARES........................................1
     Section 1.1   Purchase and Sale of the Shares.....................................1
     Section 1.2   Unadjusted Purchase Price...........................................2
     Section 1.3   Estimated Purchase Price............................................2
     Section 1.4   Closing Working Capital Adjustment..................................2
     Section 1.5   Closing.............................................................4
     Section 1.6   Deliveries at the Closing...........................................4
     Section 1.7   Settlement of Intercompany Obligations..............................6
     Section 1.8   Adjustment for Settlement of Intercompany Obligations...............6

ARTICLE II      REPRESENTATIONS AND WARRANTIES OF THE PARENT
                AND THE SELLER.........................................................7
     Section 2.1   Representations and Warranties Regarding the Parent and the
                   Seller..............................................................7
     Section 2.2   Representations and Warranties Regarding the TDI Companies and
                   the TDI Subsidiaries................................................9

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.......................22
     Section 3.1   Organization, Standing and Corporate Power.........................22
     Section 3.2   Authority; Noncontravention........................................22
     Section 3.3   Consents and Approvals.............................................23
     Section 3.4   Investment Intent..................................................23
     Section 3.5   Sophistication of the Purchaser....................................23
     Section 3.6   Brokers............................................................23
     Section 3.7   Financing..........................................................24

 ARTICLE IV     COVENANTS.............................................................24
     Section 4.1   Conduct of Business................................................24
     Section 4.2   Acquisition Proposals; Inconsistent Activities.....................27
     Section 4.3   Access to Information; Confidentiality.............................28
     Section 4.4   Reasonable Best Efforts; Regulatory Matters........................29
     Section 4.5   Public Announcements...............................................31
     Section 4.6   Tax Matters........................................................31
     Section 4.7   Employee Benefit Matters...........................................37
     Section 4.8   Internet-Related Matters...........................................40
     Section 4.9   Guarantees.........................................................40
     Section 4.10  Use of Intellectual Property.......................................41
     Section 4.11  Use of Penney Marks................................................41
     Section 4.12  Release of Indemnity Obligations...................................41
     Section 4.13  Further Action.....................................................41
     Section 4.14  Notice of Developments.............................................41
     Section 4.15  Confidentiality....................................................42
     Section 4.16  Asset Purchase Agreement...........................................42
     Section 4.17  Title and Survey Obligations.......................................43

                                        i
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                                TABLE OF CONTENTS
                                   (continued)

                                                                                    PAGE
     Section 4.18  Environmental Inspections..........................................43
     Section 4.19  Framework Agreement................................................43
     Section 4.20  Transition Services Agreement......................................44
     Section 4.21  Delivery of Additional Financial Statements .......................44
     Section 4.22  Real Property Commitments..........................................44
     Section 4.23  JEC Owned Real Property............................................44
     Section 4.24  Contractual Overpayments...........................................45
     Section 4.25  Orphan Entities....................................................45
     Section 4.26  IP Liens...........................................................45
     Section 4.27  JCP Owned Real Property............................................45
     Section 4.28  Intentional Breach of the Asset Purchase Agreement.................45
     Section 4.29  JCP Leased Real Property...........................................45
     Section 4.30  Trademarks.........................................................46
     Section 4.31  Domain Names.......................................................46

ARTICLE V       CONDITIONS PRECEDENT..................................................46
     Section 5.1   Conditions to Each Party's Obligation..............................46
     Section 5.2   Conditions to Obligations of the Parent and the Seller.............47
     Section 5.3   Conditions to Obligations of the Purchaser.........................47

ARTICLE VI      TERMINATION, AMENDMENT AND WAIVER.....................................48
     Section 6.1   Termination........................................................48
     Section 6.2   Effect of Termination..............................................49
     Section 6.3   Amendment..........................................................49
     Section 6.4   Extension; Waiver..................................................49

ARTICLE VII     INDEMNIFICATION.......................................................49
     Section 7.1   Indemnification by the Parent and the Seller.......................49
     Section 7.2   Indemnification by the Purchaser...................................50
     Section 7.3   Notice and Resolution of Claims....................................50
     Section 7.4   Limits on Indemnification..........................................51
     Section 7.5   Indemnity Payments.................................................52
     Section 7.6   Coordination With Tax Covenant.....................................52

ARTICLE VIII    MISCELLANEOUS.........................................................52
     Section 8.1   Reliance...........................................................52
     Section 8.2   Fees and Expenses..................................................53
     Section 8.3   Certain Definitions................................................53
     Section 8.4   Notices............................................................58
     Section 8.5   Interpretation.....................................................60
     Section 8.6   Entire Agreement; Third Party Beneficiaries........................60
     Section 8.7   Governing Law; Venue...............................................60
     Section 8.8   Assignment.........................................................61
     Section 8.9   Enforcement........................................................61
     Section 8.10  Severability.......................................................61

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                                TABLE OF CONTENTS
                                   (continued)

                                                                                    PAGE
     Section 8.11  Counterparts.......................................................61

                                       iii

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                                    EXHIBITS

     Exhibit A     TDI Companies

     Exhibit B     Asset Purchase Agreement

     Exhibit C     Southern States

     Exhibit D-1   Transition Services Agreement - J. C. Penney Corporation,
                   Inc. and The Jean Coutu Group (PJC) Inc.

     Exhibit D-2   Transition Services Agreement - CVS Pharmacy, Inc., Eckerd
                   Corporation, Thrift Drug, Inc. and Genovese Drug Stores, Inc.

     Exhibit D-3   Transition Services Agreement - J. C. Penney Corporation,
                   Inc. and CVS Pharmacy, Inc.

     Exhibit E-l   Form of General Release and Discharge from each of the TDI
                   Companies and TDI Subsidiaries

     Exhibit E-2   Form of General Release and Discharge from the Parent

     Exhibit F     Framework Agreement

     Exhibit G     Executed Financing Commitment Letter

     Exhibit H     Subject Matter of Parent and Seller Legal Opinion

     Exhibit I     Southern Entities

     Exhibit J     TDI Subsidiaries

                                       iii
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                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT, dated as of April 4, 2004 (this "AGREEMENT"), is made and entered into among The Jean Coutu Group (PJC) Inc., a Quebec corporation (the "PURCHASER"), J. C. Penney Company, Inc., a Delaware corporation (the "PARENT"), and TDI Consolidated Corporation, a Delaware corporation (the "SELLER").

                                    RECITALS:

     A. The Seller owns all of the issued and outstanding shares (the "SHARES") of the capital stock of the companies listed on EXHIBIT A hereto (the "TDI COMPANIES").

     B. The Seller, through the TDI Companies and their Subsidiaries, is engaged in the business of owning and operating a chain of retail drugstores, pharmacy benefit administration and management services, mail order pharmacy services, specialty pharmacy and related businesses (the "BUSINESS").

     C. On the date of this Agreement, the Parent, certain of the TDI Companies and certain of their Subsidiaries have entered into an Asset Purchase Agreement with CVS Corporation, a Delaware corporation ("CVS"), and CVS Pharmacy, Inc., a Rhode Island Corporation (the "ASSET PURCHASER"), in substantially the form attached hereto as EXHIBIT B (the "ASSET PURCHASE AGREEMENT"), pursuant to which certain assets related to the operation of retail drugstores conducted in the states listed on EXHIBIT C hereto and the assets related to the operation of the pharmacy benefit administration and management services, specialty biotech pharmacy services and mail order pharmacy services businesses (as more particularly described therein, the "SOUTHERN BUSINESS") and the capital stock of the Southern Entities will be transferred to, and certain liabilities will be assumed by, the Asset Purchaser or one or more of its affiliates with the result that the TDI Companies and TDI Subsidiaries will have only those assets and liabilities that are not so transferred or assumed (the "NORTHERN BUSINESS").

     D. The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Shares, immediately after and conditioned upon the consummation of the transactions contemplated by the Asset Purchase Agreement.

     E. Concurrently with the execution and delivery of this Agreement, the Seller has delivered to the Purchaser a Disclosure Schedule, dated as of the date of this Agreement (the "DISCLOSURE SCHEDULE").

     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I

                         PURCHASE AND SALE OF THE SHARES

     Section 1.1 PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller at the Closing, and the Seller agrees to sell, assign, transfer and deliver to the Purchaser at the Closing,

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the Shares, free and clear of any lien, pledge, claim, restriction or other encumbrance ("LIENS OR ENCUMBRANCES"), other than any Liens or Encumbrances created by the Purchaser and any restrictions on the Purchaser's ability to resell the Shares imposed by applicable securities Laws.

     Section 1.2 UNADJUSTED PURCHASE PRICE. The unadjusted purchase price for the Shares shall be $2,375,000,000.00 in cash (the "UNADJUSTED PURCHASE PRICE")

     Section 1.3      ESTIMATED PURCHASE PRICE.

     (a) Not later than the third business day prior to the Closing Date, the Parent and the Seller shall deliver to the Purchaser a statement (the "ESTIMATED CLOSING WORKING CAPITAL STATEMENT") setting forth the Parent's and the Seller's estimate of Closing Working Capital ("ESTIMATED CLOSING WORKING CAPITAL") and the Parent's and the Seller's calculation thereof in reasonable detail. The Estimated Closing Working Capital Statement shall be (i) prepared in good faith and in accordance with United States generally accepted accounting principles ("GAAP") using the accounting principles, methodologies, policies and practices set forth in Section 1.3(a) of the Disclosure Schedule (the "ACCOUNTING POLICIES") applied consistently with their application, in the Carve-Out Special Purpose Financial Statements - Northern Operations and (ii) determined in accordance with Section 1.4(a) as if it were the actual Closing Working Capital but shall be based upon the Parent's and the Seller's review of financial information then available to them.

     (b) "ESTIMATED PURCHASE PRICE" shall mean a cash amount equal to the Unadjusted Purchase Price plus or minus the amount by which Estimated Closing Working Capital is greater or less, respectively, than $748,588,000.00.

     Section 1.4      CLOSING WORKING CAPITAL ADJUSTMENT.

     (a) CLOSING DATE BALANCE SHEET. As promptly as practicable, and in any event within ninety (90) calendar days after the Closing Date, the Purchaser shall deliver or cause to be delivered to the Seller (i) a balance sheet of the Northern Business as of and including the Closing Date (the "CLOSING DATE BALANCE SHEET"), prepared using the Accounting Policies applied consistently with their application in the Carve-Out Special Purpose Financial Statements - Northern Operations and (ii) a statement setting forth the Purchaser's calculation of Closing Working Capital (the "CLOSING WORKING CAPITAL STATEMENT").

     (b) REVIEW OF CLOSING DATE BALANCE SHEET. Within forty-five (45) calendar days after the delivery to the Seller of the Closing Date Balance Sheet and the Closing Working Capital Statement (the "SELLER REVIEW PERIOD"), the Seller shall notify the Purchaser of its agreement or disagreement with the Closing Date Balance Sheet and the Closing Working Capital Statement. If the Seller in good faith disagrees with the Closing Date Balance Sheet and/or the Purchaser's determination of Closing Working Capital based solely upon an incorrect mathematical calculation or the Purchaser's failure to properly apply the Accounting Policies, the Seller may deliver to the Purchaser, prior to the expiration of the Seller Review Period, a notice (the "SELLER OBJECTION NOTICE") setting forth in reasonable detail (i) the items or amounts with which the Seller disagrees and the basis for such disagreement and (ii) the Seller's proposed corrections to the Closing Date Balance Sheet and/or the Closing Working Capital Statement (collectively, the

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"SELLER OBJECTION"). Despite the timely delivery of a Seller Objection Notice, the Purchaser, on the one hand, and the Parent and the Seller on the other hand, as applicable, shall make any and all payments as to amounts not in dispute required by Section 1.4(e) prior to the resolution of the Seller Objection pursuant to Section 1.4(c). If the Seller does not deliver a Seller Objection Notice within the Seller Review Period, the Seller shall be deemed to agree in all respects with the Closing Date Balance Sheet and the Closing Working Capital Statement and the items and amounts reflected thereon shall be final and binding upon the Purchaser, the Parent and the Seller.

     (c) REVIEW BY ACCOUNTANTS. If a Seller Objection Notice is properly and timely delivered and the Purchaser, the Parent and the Seller are unable to resolve any disagreement between them with respect to the preparation of the Closing Date Balance Sheet and/or the determination of Closing Working Capital within thirty (30) days after delivery of a Seller Objection Notice, the Purchaser, the Parent and the Seller shall cause PricewaterhouseCoopers LLP
(or, if they are unable or unwilling to serve, a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Purchaser, on the one hand and the Parent and the Seller, on the other hand) (the "ACCOUNTANTS"), to promptly review this Agreement and the disputed items or amounts in the Closing Date Balance Sheet and/or the Closing Working Capital Statement for the purpose of resolving such dispute. The Accountants shall consider only those items or amounts in the Closing Date Balance Sheet and/or the Closing Working Capital Statement as to which the Seller has, in the Seller Objection Notice, disagreed and such other issues as may reasonably be affected by the items as to which the Seller has so disagreed. The Accountants shall deliver to the Purchaser, the Parent and the Seller, as promptly as practicable, but no later than sixty (60) calendar days after the Accountants are engaged, a written report setting forth their resolution and, if applicable, their calculation of the disputed items or amounts. If the disputed items and amounts relate to the determination of Closing Working Capital, in no event shall the Accountants' determination result in Closing Working Capital that is greater than that set forth in the Seller Objection Notice or less than that set forth in the Closing Working Capital Statement. The parties shall promptly comply with all reasonable requests by the Accountants for information, books, records and similar items. Upon delivery of the Accountants' report, such report and the calculations set forth therein shall be final and binding upon the Purchaser, the Parent and the Seller absent manifest error. The cost of such review and report shall be allocated between the parties in the same proportion that the aggregate amount of the disputed items submitted to the Accountants that is unsuccessfully disputed by such party (as finally determined by the Accountants) bears to the total amount of the disputed items so submitted.

     (d) COOPERATION. Each of the Purchaser, on the one hand, and the Parent and the Seller, on the other hand, shall cooperate and assist each other in the preparation of the Closing Date Balance Sheet and the Closing Working Capital Statement and in the conduct of the reviews referred to in this Section 1.4 and the Purchaser shall cooperate and assist the Parent and the Seller in the review of the Closing Date Balance Sheet and Closing Working Capital Statement described in the Asset Purchase Agreement, including (i) the Purchaser making reasonably available the books, records, work papers and personnel of the TDI Companies and of the TDI Subsidiaries and (ii) the Parent and the Seller making reasonably available the books and records of the Parent (as they relate to the Business) and of the Seller.

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     (e)     FINAL PAYMENT. Within three (3) business days after the calculation of Closing Working Capital becoming final pursuant to Section 1.4(b) or Section 1.4(c), as applicable, (i) the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to an account designated by the Seller, an amount equal to the amount, if any, by which Closing Working Capital (as finally determined pursuant to Section 1.4(b) or Section 1.4(c), as applicable) exceeds Estimated Closing Working Capital, together with interest thereon at the Applicable Rate from and including the Closing Date to, but excluding, the date of such payment, or (ii) the Seller shall pay to the Purchaser, by wire transfer of immediately available funds to an account designated by the Purchaser, an amount equal to the amount, if any, by which Estimated Closing Working Capital exceeds Closing Working Capital (as finally determined pursuant to Section
1.4(b) or Section 1.4(c), as applicable), together with interest thereon at the Applicable Rate from and including the Closing Date to, but excluding, the date of such payment.

     Section 1.5 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to
Article VI, and subject to the satisfaction or waiver of all of the conditions set forth in Article V, the closing of the purchase and sale of the Shares hereunder (the "CLOSING") will take place as soon as practicable, but in no event later than 10:00 a.m., Dallas time, on the fifth business day (the "CLOSING DATE") following satisfaction or waiver of all of the conditions set forth in Article V, other than those conditions that by their nature are to be satisfied at the Closing (which includes the condition set forth in Section 5.1(c)), but subject to the fulfillment or waiver of those conditions, at the offices of Jones Day, Dallas, Texas, unless another date, time or place is agreed to in writing by the parties hereto.

     Section 1.6      DELIVERIES AT THE CLOSING.

     (a) DELIVERIES BY THE PURCHASER. At the Closing, the Purchaser shall deliver to the Seller:

             (i)      the Estimated Purchase Price, as adjusted pursuant to
Section 1.8, by wire transfer of immediately available funds to an account designated by the Seller;

             (ii) a certificate of the Purchaser, dated the Closing Date and signed by an authorized officer of the Purchaser, certifying that the conditions set forth in Section 5.2(a) have been satisfied;

             (iii) executed counterparts to (A) the Transition Services Agreement between J. C. Penney Corporation, Inc., a Delaware corporation ("JCP"), and the Purchaser in substantially the form attached hereto as EXHIBIT D-1 and (B) the Transition Services Agreement between the TDI Companies and the Asset Purchaser in substantially the form attached hereto as EXHIBIT D-2;

             (iv) the general release and discharge from each of the TDI Companies and each of the TDI Subsidiaries referred to in Section 4.12 in substantially the form attached hereto as EXHIBIT E-1;

             (v)      a receipt for the Shares; and

             (vi) executed counterparts to the Framework Agreement between the Purchaser, the Asset Purchaser, CVS as guarantor and Brooks Pharmacy, Inc., a Rhode Island corporation ("BROOKS"), as guarantor in substantially the form attached hereto as EXHIBIT F.

     (b) DELIVERIES BY THE PARENT AND THE SELLER. At the Closing, the Parent and the Seller shall deliver to the Purchaser:

             (i) certificates representing the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank;

             (ii) a certificate of the Parent and the Seller, dated the Closing Date and signed by an authorized officer of the Parent and the Seller, respectively, certifying that the conditions set forth in Section 5.3(a) have been satisfied;

             (iii) a true and complete copy, certified by the Secretary or an Assistant Secretary of each of the Parent and the Seller, of the resolutions duly and validly adopted by the Boards of Directors of each of the Parent and the Seller evidencing their respective authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

             (iv) a copy of (i) the certificates of in corporation, as amended (or similar organizational documents), of each TDI Company and of each TDI Subsidiary, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than fifteen (15) business days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such certificate of incorporation (or similar organizational documents) since such date, and (ii) the bylaws (or similar organizational documents) of each TDI Company and of each TDI Subsidiary, certified by the Secretary or Assistant Secretary of each such entity;

             (v) certificates of existence for each TDI Company and for each TDI Subsidiary from the Secretary of State of the jurisdiction in which such entity is incorporated or organized as of a date not earlier than fifteen
(15) business days prior to the Closing Date and accompanied by bring down certificates from the Secretary of State of Delaware for the TDI Companies dated as of the Closing Date;

             (vi) the general release and discharge from the Parent referred to in Section 4.12 in substantially the form attached hereto as EXHIBIT E-2;

             (vii) a certificate from the Seller (which complies with Section 1445 of the Internal Revenue Code of 1986, as amended (the "CODE")) of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act for the properties listed on Section 2.2(m)(i)(A) and 2.2(m)(i)(B) of the Disclosure Schedule;

             (viii) executed counterparts to (A) the Transition Services Agreement between JCP and the Purchaser in substantially the form attached hereto as EXHIBIT D-1 and (B) the Transition Services Agreement between JCP and the Asset Purchaser in substantially the form attached hereto as EXHIBIT D-3 (together with the Transition Services Agreement referenced in Section 1.6(a)(iii)(B), collectively, the "TRANSITION SERVICES AGREEMENTS");

             (ix)     a receipt for the Estimated Purchase Price;

             (x) the opinion of Jones Day, counsel to the Parent and the Seller, addressed to the Purchaser and dated the Closing Date, addressing the matters set forth in EXHIBIT H and subject to customary assumptions and qualifications;

             (xi) the opinion of Richards, Layton & Finger, P.A., Delaware counsel to the Parent and the Seller, addressed to the Purchaser and dated the Closing Date, as to certain matters of Delaware law in substantially the form agreed to prior to the date of this Agreement by the Parent and the Purchaser; and

             (xii) written resignations, effective as of the Closing, or evidence of the prior resignation or removal, of the individuals listed in
Section 1.6(b)(xiii) of the Disclosure Schedule and any other Person who is not a TDI Employee from all of their positions as directors and/or officers of the TDI Companies and/or any of the TDI Subsidiaries.

     Section 1.7 SETTLEMENT OF INTERCOMPANY OBLIGATIONS. Notwithstanding anything to the contrary contained in this Agreement, to the extent the Intercompany Obligations have not been paid prior to Closing, then (i) immediately prior to the Closing the Parent and the Seller shall, and shall cause the TDI Companies and the TDI Subsidiaries to, pay, cancel, contribute or forgive, or cause to be paid, cancelled, contributed or forgiven, all Intercompany Obligations other than outstanding principal and interest under the Intercompany Loan and (ii) immediately following the Closing the Purchaser shall cause the TDI Companies and the TDI Subsidiaries to pay all outstanding principal and interest under the Intercompany Loan (as calculated two (2) business days prior to Closing), with the result that immediately thereafter there shall be no Intercompany Obligations. For purposes of this Agreement, the term "INTERCOMPANY OBLIGATIONS" means all intercompany loans, advances, payables and receivables (other than trade payables and trade receivables) between the TDI Companies or any of the TDI Subsidiaries, on the one hand, and the Parent, the Seller and any of their affiliates (other than the TDI Companies or the TDI Subsidiaries), on the other hand, which were made or arose out of transactions occurring on or prior to the Closing; provided, however, that Intercompany Obligations shall not include any intercompany loans, advances, payables and receivables in respect of combined, consolidated or unitary Income Taxes.

     Section 1.8 ADJUSTMENT FOR SETTLEMENT OF INTERCOMPANY OBLIGATIONS. The amount of outstanding principal and interest under the Intercompany Loan paid following the Closing under Section 1.7 shall be deducted from the amount of funds required to be delivered by the Purchaser pursuant to Section 1.6(a)(i).

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                                   ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER

     Each of the Parent and the Seller hereby jointly and severally represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date (except for those representations and warranties made as of a specific time or date) as follows:

     Section 2.1 REPRESENTATIONS AND WARRANTIES REGARDING THE PARENT AND THE SELLER.

     (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Parent and the Seller is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent and the Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) AUTHORITY OF SELLER; NONCONTRAVENTION. The Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming that this Agreement constitutes a valid and binding obligation of the Purchaser, constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of the Seller, in each case as amended to the date of this Agreement or the Closing Date, as applicable, (ii) subject to the governmental filings and other matters referred to in Section 2.1(d) and except for matters arising solely as a result of the consummation or anticipated consummation of the transactions contemplated hereby, by the Asset Purchase Agreement or by the Ancillary Agreements (as defined in the Asset Purchase Agreement) with respect to leases and the Assigned Contracts (as defined in the Asset Purchase Agreement), conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which the Seller is a party or by which the Seller or any of its assets is bound or subject, or (iii) subject to the governmental filings and other matters referred to in Section 2.1(d), contravene any domestic or foreign Law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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     (c)     AUTHORITY OF PARENT; NONCONTRAVENTION. The Parent has the
requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the consummation by the Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of the Parent. This Agreement has been duly executed and delivered by the Parent and, assuming that this Agreement constitutes a valid and binding obligation of the Purchaser, constitutes a valid and binding obligation of the Parent, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of the Parent, in each case as amended to the date of this Agreement or the Closing Date, as applicable, (ii) subject to the governmental filings and other matters referred to in Section 2.1(d) and except for matters arising solely as a result of the consummation or anticipated consummation of the transactions contemplated hereby, by the Asset Purchase Agreement or by the Ancillary Agreements (as defined in the Asset Purchase Agreement) with respect to leases and the Assumed Contracts (as defined in the Asset Purchase Agreement), conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which the Parent is a party or by which the Parent or any of its assets is bound or subject, or (iii) subject to the governmental filings and other matters referred to in Section 2.1(d), contravene any domestic or foreign Law or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (d) CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, registration or filing with, or notice to, any domestic (including any federal, state or local) or foreign governmental agency or regulatory authority (a "GOVERNMENTAL ENTITY") which has not been received or made, is required by or with respect to the Seller or the Parent in connection with the execution and delivery of this Agreement by the Parent or the Seller or the consummation by the Parent and the Seller of the transactions contemplated hereby except for (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) any reports required to be filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) any required state "blue-sky" notices or filings, (iv) applicable Food and Drug Administration, Drug Enforcement Administration ("DEA"), Medicare/Medicaid, state boards of pharmacy and governmental controlled substances, durable medical equipment and liquor authorities approvals (the "PHARMACY APPROVALS"), and (v) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (e) TITLE TO SHARES. The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction. Upon the delivery of the Shares as provided in Section 1.6(b)(i), the Purchaser will acquire record and beneficial ownership of the Shares, free and clear of any Lien or

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Encumbrance (other than any Liens or Encumbrances created by the Purchaser and restrictions on the Purchaser's ability to resell the Shares imposed by applicable securities Laws).

     (f) SEC DOCUMENTS. The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 26, 2002 (the "PARENT SEC DOCUMENTS"). As of its respective date, each Parent SEC Document complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "SECURITIES ACT"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document. As of its respective date, no Parent SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement and as of the Closing, each of the principal executive officer of the Parent and the principal financial officer of the Parent knows of no reason why a certificate could not be delivered in respect of the Parent as to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms under the Sarbanes-Oxley Act of 2002.

     Section 2.2 REPRESENTATIONS AND WARRANTIES REGARDING THE TDI COMPANIES AND THE TDI SUBSIDIARIES.

     (a)     ORGANIZATION, STANDING AND CORPORATE POWER.

             (i) Each of the TDI Companies and each of the TDI Subsidiaries is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction in which it was incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the TDI Companies and each of the TDI Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary (each of which is set forth in Section 2.2(a)(i) of the Disclosure Schedule), other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

             (ii) The Seller conducts its retail drugstore operations through the TDI Companies and the TDI Subsidiaries and in the jurisdictions set forth in Section 2.2(a)(ii) of the Disclosure Schedule (collectively, the "DRUGSTORE SUBSIDIARIES"). Each of the Drugstore Subsidiaries is duly licensed or authorized to carry on its business as now being conducted in each jurisdiction in which the nature of its business makes such licensing or authorization necessary, other than in such jurisdictions where the failure to be so licensed or authorized would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) NONCONTRAVENTION. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws (or similar governing documents) of any of the TDI Companies or the TDI Subsidiaries,

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in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 2.2(c) and except for matters arising solely as a result of the consummation or anticipated consummation of the transactions contemplated hereby, by the Asset Purchase Agreement or by the Ancillary Agreements (as defined in the Asset Purchase Agreement) with respect to leases and the Assigned Contracts (as defined in the Asset Purchase Agreement), conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which any TDI Company or TDI Subsidiary is a party or by which any TDI Company or TDI Subsidiary or any of their respective assets is bound or subject, or (iii) subject to the governmental filings and other matters referred to in Section 2.2(c), contravene any domestic or foreign Law or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to the TDI Companies or the TDI Subsidiaries in connection with the execution and delivery of this Agreement by the Parent or the Seller or the consummation by the Parent and the Seller of the transactions contemplated hereby, except for
(i) compliance with the HSR Act, (ii) any required state "blue sky" notices or filings, (iii) any reports required to be filed with the SEC under the Exchange Act, (iv) applicable Pharmacy Approvals, and (v) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (d) CAPITALIZATION. Section 2.2(d)(i) of the Disclosure Schedule sets forth a true and complete list of the designations and numbers of authorized and outstanding shares of capital stock of each of the TDI Companies and each of the TDI Subsidiaries, together with the name of the holder of record of such shares. Except for the securities set forth in Section 2.2(d)(i) of the Disclosure Schedule, none of the TDI Companies or TDI Subsidiaries has issued any capital stock or other equity securities. All of the outstanding capital stock of each of the TDI Companies and each of the TDI Subsidiaries was duly authorized and validly issued and is fully paid and nonassessable. There are no subscriptions, options, warrants, convertible securities, calls, preemptive rights or other rights of any kind to issue, sell, purchase or otherwise receive (upon conversion, exchange or otherwise) any capital stock or other equity securities of the TDI Companies or the TDI Subsidiaries. Except as set forth in Section 2.2(d)(ii) of the Disclosure Schedule, there are no outstanding contractual obligations of the TDI Companies or TDI Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person other than in another TDI Company or TDI Subsidiary. All of the outstanding capital stock of the TDI Companies is owned, directly or indirectly, by the Seller, and all of the outstanding capital stock of each TDI Subsidiary is owned by one of the TDI Companies or another TDI Subsidiary, in each case free and clear of any Lien or Encumbrance (other than any restrictions on the ability to sell the Shares imposed by applicable securities Laws). There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

     (e) OWNERSHIP OF OTHER ENTITIES. Except as set forth in Section 2.2(e) of the Disclosure Schedule and except for the TDI Subsidiaries, none of the TDI Companies nor any of the TDI Subsidiaries owns, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, limited liability company or other organized business entity.

     (f) FINANCIAL STATEMENTS. Section 2.2(f) of the Disclosure Schedule sets forth the audited consolidated balance sheets of the Seller as of January 26, 2002, January 25, 2003, and January 31, 2004, and the related audited consolidated statements of operations and cash flows of the Seller for the periods then ended (collectively, with the related notes, the "FINANCIAL STATEMENTS"). The Financial Statements (i) present fairly in all material respects the consolidated financial position of the Seller as of the dates thereof and the consolidated results of operations and cash flows of the Seller for the periods then ended, (ii) were prepared in accordance with the books of account and other financial records of the Seller and its Subsidiaries, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Seller and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition and results of operations of the Seller as of the dates thereof or for the periods covered thereby. The Carve-Out Special Purpose Financial Statements - Northern Operations, when delivered by or on behalf of the Parent, will (i) present fairly in all material respects the consolidated financial position of the Northern Business as of the date thereof and the consolidated results of operations and cash flows of the Northern Business for the period then ended, (ii) have been prepared in accordance with the books of account and other financial records of the Seller, the TDI Companies and the TDI Subsidiaries, (iii) have been prepared in accordance with GAAP and the accounting policies and practices used in the preparation of the Financial Statements and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Northern Business and the results of the operations of the Northern Business as of the date thereof or for the period covered thereby.

     The books of account and other financial records of the Seller, the TDI Companies and the TDI Subsidiaries: (i) reflect all material items of income and expense and all material assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Seller, the TDI Companies and the TDI Subsidiaries, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices. "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured including those arising under any Law and those arising under any contract, agreement, arrangement, commitment or undertaking.

     The minute books of the Seller, the TDI Companies and the TDI Subsidiaries contain accurate records of all meetings, accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Seller, the TDI Companies and the TDI Subsidiaries, except for inaccuracies which do not and would not reasonably be expected to have a Material Adverse Effect and have been maintained in accordance with such entity's respective certificate of incorporation and bylaws (or similar

                                       11
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organizational documents) except as would not reasonably be expected to have a
Material Adverse Effect.

     (g) NO UNDISCLOSED LIABILITIES. Neither the Seller nor any TDI Company nor any TDI Subsidiary has any Liabilities except for (i) Liabilities set forth in Section 2.2(g) of the Disclosure Schedule, (ii) Liabilities that are reflected, or for which reserves were established, on the unaudited consolidated balance sheet of the Seller as of the Balance Sheet Date, (iii) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iv) Liabilities arising under this Agreement, and (v) Liabilities assumed by the Asset Purchaser pursuant to the Asset Purchase Agreement.

     (h) CONDUCT OF THE BUSINESS; NO MATERIAL ADVERSE CHANGE. Except as set forth in Section 2.2(h) of the Disclosure Schedule and for matters arising out of or relating to this Agreement and the Asset Purchase Agreement and the transactions contemplated hereby and thereby, from the Balance Sheet Date to the date of this Agreement, (i) each of the TDI Companies and the TDI Subsidiaries has conducted its respective business in the ordinary course, (ii) none of the TDI Companies or the TDI Subsidiaries has taken any action which would have constituted a violation of Sections 4.1(a)-(c) or Sections 4.1(e)-4.1(o), if such sections had applied since the Balance Sheet Date, (iii) none of the TDI Companies or the TDI Subsidiaries has acquired, made any investment in or made a capital contribution to any Person, other than a TDI Company or a TDI Subsidiary, in an amount in excess of $3,000,000.00, and (iv) there has not been any change, event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (i) COMPLIANCE WITH LAWS; PERMITS. The TDI Companies and the TDI Subsidiaries are in compliance with all applicable Laws of any Governmental Entity, except for any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The TDI Companies and the TDI Subsidiaries hold all approvals, authorizations, certificates, licenses and permits of Governmental Entities ("PERMITS") necessary for the TDI Companies and the TDI Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as currently conducted, and no default exists under any such Permit, except where the failure to hold any such Permit or the existence of any such default would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     (j) LITIGATION. Except as set forth in Section 2.2(j) to the Disclosure Schedule, and for (i) claims under workers' compensation laws, (ii) routine claims for employee benefits, and (iii) claims that would not reasonably be expected to result in a liability of more than $500,000.00 in money damages alone in respect of any single claim or series of related claims arising out of a single event or condition, there are no actions, orders, writs, charges of discrimination, injunctions, judgments, decrees, lawsuits or administrative or other legal proceedings before any court, arbitral forum, or Governmental Entity (other than claims in respect of Taxes) ("LEGAL PROCEEDINGS") pending or, to the knowledge of the Seller, threatened against any of the Parent (with respect to the Business), the TDI Companies or the TDI Subsidiaries. None of such matters would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Seller, the TDI Companies, the TDI Subsidiaries or any of their respective assets or properties is subject to any Governmental Order

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

(nor, to the knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Entity) which currently has or would reasonably be expected to have a Material Adverse Effect. None of the TDI Companies or TDI Subsidiaries is in default under the terms of any judgment, order or decree of any Governmental Entity, except for any such defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (k)     COLLECTIVE BARGAINING; LABOR MATTERS. Except as set forth in
Section 2.2(k)(i) of the Disclosure Schedule, as of the date of this Agreement, no TDI Company or TDI Subsidiary is a party to any collective bargaining agreement or other labor union contract, and to the knowledge of the Seller, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to the TDI Employees. Except as set forth in Section 2.2(k)(ii) of the Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no labor related controversies, strikes or work stoppages pending or, to the knowledge of the Seller, threatened, between any TDI Company or any TDI Subsidiary and any of the TDI Employees and no TDI Company nor any TDI Subsidiary has experienced any such labor related controversy, strike, slowdown or work stoppage within the past three years; (ii) there are no unfair labor practice complaints pending against any TDI Company or any TDI Subsidiary before any Governmental Entity or any current union representation questions involving TDI Employees; and (iii) no TDI Company or TDI Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

     Section 2.2(k)(iii) of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, the date of employment and a description of the position and job function of each current salaried employee, officer, director, consultant or agent of the Seller, any TDI Company or any TDI Subsidiary whose annual compensation exceeded in any of the past four years (or, in 2004, is expected to exceed) $260,000.00, and any deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) for such persons, other than any such benefits for which the Parent or one of its post-Closing affiliates has retained or assumed Liability under Section 4.7.

     (l) TANGIBLE PERSONAL PROPERTY. Except (i) with respect to the Owned Real Property and the Leased Real Property (which are the subject of Section 2.2(m)), (ii) for the Purchased Assets under the Asset Purchase Agreement (the "PURCHASED ASSETS") and (iii) for assets sold in the ordinary course of business consistent with past practice since the Balance Sheet Date, either a TDI Company or a TDI Subsidiary owns all material tangible assets reflected on the Balance Sheet as being owned by the Seller or any of its Subsidiaries, and all material tangible assets thereafter purchased or acquired by a TDI Company or a TDI Subsidiary, free and clear of any Lien or Encumbrance, except for Liens or Encumbrances that are listed or described in Section 2.2(l) of the Disclosure Schedule and Permitted Liens. All such assets are in good operating condition and repair, subject to ordinary wear and tear, and are adequate for the purposes for which they are currently used.

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Immediately prior to the consummation of the transactions contemplated by the
Asset Purchase Agreement the Seller, a TDI Company or a TDI Subsidiary will own, lease or have the legal right to use all the properties and assets and, with respect to contract rights, will be a party to and enjoy the right to the benefits of all contracts, agreements and other arrangements used by the Seller, any TDI Company or any TDI Subsidiary necessary for the conduct of the Business as currently conducted.

     (m) REAL PROPERTY. (i) Section 2.2(m)(i)(A) of the Disclosure Schedule lists as of April 2, 2004, all real property (other than Purchased Assets) owned in fee by any TDI Company or any TDI Subsidiary (the "OWNED REAL PROPERTY") and
Section 2.2(m)(i)(B) of the Disclosure Schedule lists all leased real property (whether by virtue of direct lease, ground lease or sublease but other than real property leased pursuant to a lease that is a Purchased Asset) by any TDI Company or any TDI Subsidiary as lessee (the "LEASED REAL PROPERTY" and together with the Owned Real Property, the "REAL PROPERTY"). Other than properties or leaseholds sold, transferred, leased, subleased, licensed, encumbered or disposed of (x) in the ordinary course of business consistent with past practice between April 2, 2004, and the date of this Agreement and (y) in accordance with
Section 4.1(e) between the date of this Agreement and the Closing Date, a TDI Company or a TDI Subsidiary owns and has good and marketable title to the Owned Real Property and title to the lease and the leasehold interests in the Leased Real Property (subject to the terms of the applicable leases, subleases and related instruments governing its interests therein), and, subsequent to the transfers contemplated by Sections 4.23, 4.27 and 4.29, a TDI Company or a TDI Subsidiary will have good and marketable title to the JEC Owned Real Property and the JCP Owned Real Property and title to the lease and the leasehold interests in the JCP Leased Real Property (subject to the terms of the applicable leases, subleases and related instruments governing its interests therein), in each case free and clear of all Liens or Encumbrances other than Liens or Encumbrances listed or described in Section 2.2(m)(i)(C) of the Disclosure Schedule and Permitted Liens.

             (ii) Except as set forth in Section 2.2(m)(ii) of the Disclosure Schedule, as of April 2, 2004, none of the Seller, any TDI Company or any TDI Subsidiary has leased or subleased or granted any interest, option, first refusal or first opportunity right with respect to any parcel or any portion of any parcel of Real Property to any other Person (other than to any other TDI Company or TDI Subsidiary) and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement which would materially limit or impair the current use of the Owned Real Property or, during the current term of the applicable lease, the Leased Real Property, nor has the Seller, any TDI Company or any TDI Subsidiary assigned its interest under any lease or sublease listed in Section 2.2(m)(i)(A) or 2.2(m)(i)(B) of the Disclosure Schedule to any third party.

             (iii) Except as set forth in Section 2.2(m)(iii) of the Disclosure Schedule, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of the Seller, threatened against the Owned Real Property which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

             (iv) Except as set forth in Section 2.2(m)(iv) of the Disclosure Schedule, no TDI Company or TDI Subsidiary, or to the knowledge of the Seller any other party to any lease, ground lease or sublease of the Leased Real Property, is in breach of or default under any lease, ground lease or sublease of the Leased Real Property, other than breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

             (v) Section 2.2(m)(i)(B) of the Disclosure Schedule sets forth the annualized base rent being paid as of April 2, 2004, by the TDI Companies and/or the TDI Subsidiaries pursuant to each lease, ground lease or sublease of the Leased Real Property.

             (vi) Except as set forth on Section 2.2(m)(vi) of the Disclosure Schedule (A) each lease, ground lease or sublease reflected in
Section 2.2(m)(i)(B) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transaction contemplated hereby, and (B) there are no disputes, oral agreements, or forbearance programs in effect as to any lease or sublease reflected in Section 2.2(m)(i)(B) of the Disclosure Schedule, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

             (vii) Section 2.2(m)(vii) of the Disclosure Schedule contains a true and correct electronic copy as of April 2, 2004, of the fields listed therein from the TDI Companies' and TDI Subsidiaries' lease management database with respect to the Real Property.

     (n) INTELLECTUAL PROPERTY. Section 2.2(n)(i) of the Disclosure Schedule sets forth a true and complete list of all material trade names, trademarks, service marks, logos, copyright registrations and patents (including registrations and applications to register or renew the registration of any of the foregoing) and computer software (other than Intellectual Property Rights (as defined in the Asset Purchase Agreement) to be transferred pursuant to the Asset Purchase Agreement) used by the TDI Companies or the TDI Subsidiaries in connection with the conduct of their businesses (excluding computer software commercially available to the general public and readily replaceable at costs not material to the TDI Companies and the TDI Subsidiaries taken as a whole) other than the intellectual property that is the subject of the Transition Services Agreements. The items specified in Section 2.2(n)(i) of the Disclosure Schedule shall be defined collectively as "INTELLECTUAL PROPERTY". A TDI Company or a TDI Subsidiary, throughout the United States and in Canada, (i) exclusively owns, or has valid rights to use, free and clear of any Lien or Encumbrance (other than Liens and Encumbrances listed or described in Section 2.2(n)(ii) of the Disclosure Schedule and Permitted Liens) the trade names, trademarks, service marks, logos or domain names that are a part of the Intellectual Property, except as otherwise provided in the Transition Services Agreements or the Framework Agreement and (ii) owns, or has valid rights to use, free and clear of any Lien or Encumbrance (other than Liens and Encumbrances listed or described in Section 2.2(n)(ii) of the Disclosure Schedule and Permitted Liens and subject to any right of any third party which would not materially interfere with the use of such Intellectual Property by any TDI Company or any TDI Subsidiary in the conduct of the business as currently conducted) any other Intellectual Property, except as otherwise provided in the Transition Services Agreements or the Framework Agreement. Except as set forth in Section 2.2(n)(iii) of the Disclosure Schedule, as of the date of this Agreement, none of the Seller, any TDI Company or any TDI Subsidiary has received written notice (other than notices that have been resolved, withdrawn or abandoned) that, and to the Seller's knowledge, none of the Seller, any TDI Company or any TDI Subsidiary is infringing or otherwise acting in conflict with the rights of any other Person in respect of the

Intellectual Property except for any such infringement or conflict that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 2.2(n)(iv) of the Disclosure Schedule also sets forth all material agreements related to the trademarks and domain names and all material license agreements with respect to software that is owned by the Seller and licensed to third parties.

     (o) CONTRACTS. Section 2.2(o) of the Disclosure Schedule lists or describes each agreement, lease or license (collectively, "CONTRACTS") to which a TDI Company or a TDI Subsidiary is a party or by which it is bound as of the date of this Agreement that is of a type described below (collectively, the "MATERIAL CONTRACTS"):

             (i) Any employment, severance or consulting Contract with an employee or former employee that is not terminable at will, at no cost, by the TDI Company or the TDI Subsidiary party thereto (other than any Contract for the employment of any such employee or former employee implied in Law), and which will require the payment of amounts by the TDI Company or the TDI Subsidiary, as applicable, after the date of this Agreement in excess of $100,000.00 in base pay per annum and all Contracts providing for benefits under any Company Plan;

             (ii)     Any collective bargaining Contract with any labor union;

             (iii) Except for Contracts for which the payments to be made thereunder are currently accounted for in the Seller's capital budget, any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $500,000.00;

             (iv) Any Contract containing covenants of any TDI Company or any TDI Subsidiary not to compete in any line of business with any Person in any geographic area;

             (v) Any Contract (or group of Contracts relating to the same site) requiring aggregate future payments or expenditures in excess of S750,000.00 and relating to cleanup, abatement, remediation or similar actions in connection with environmental Liabilities;

             (vi) Any license, royalty Contract or other Contract with respect to Intellectual Property which, pursuant to the terms thereof, requires future payments by a TDI Company or a TDI Subsidiary in excess of $1,000,000.00 per annum;

             (vii) Any Contract pursuant to which any TDI Company or any TDI Subsidiary has entered into a partnership or joint venture with any other Person (other than another TDI Company or another TDI Subsidiary);

             (viii) Any indenture, mortgage, loan or credit Contract under which a TDI Company or a TDI Subsidiary has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others, in an amount greater than $1,000,000.00;

             (ix) Any Contract or commitment providing for an interest rate, currency or commodity swap, derivative, hedge, forward purchase or sale or other transaction similar in nature or effect or any off-balance sheet financing;

             (x) Any Contract under which a TDI Company or a TDI Subsidiary is (A) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (B) a lessor of real property, or (C) a lessor of any tangible personal property owned by the applicable TDI Company or a TDI Subsidiary, in any case referred to in (A) or
(C) only which requires annual payments in excess of $1,500,000.00;

             (xi) Any material Contract between any TDI Company or any TDI Subsidiary, on the one hand, and the Parent or any of the Parent's Subsidiaries (other than the TDI Companies and the TDI Subsidiaries) on the other hand;

             (xii) Any Contract (other than Contracts of the type described in subclauses (i) through (xi) above) that involves aggregate future payments by or to a TDI Company or a TDI Subsidiary in excess of $1,000,000.00 per annum, other than a purchase or sales order or other Contract entered into in the ordinary course of business consistent with past practice; and

             (xiii) All other Contracts, whether or not made in the ordinary course of business, the absence of which would reasonably be expected to have a Material Adverse Effect.

The applicable TDI Company or the applicable TDI Subsidiary party thereto, has performed in all material respects the obligations required to be performed by it when due (x) under each of the Material Contracts and (y) as of the Closing Date, under each Contract entered into by a TDI Company or TDI Subsidiary subsequent to the date of this Agreement that has not expired or terminated in accordance with its terms and which would qualify as a Material Contract if in effect as of the date of this Agreement (collectively, the "POST-SIGNING MATERIAL CONTRACTS"). The applicable TDI Company or the applicable TDI Subsidiary party thereto is not (with or without the lapse of time or the giving of notice or both) in breach or default thereunder and to the knowledge of the Parent and the Seller, the counterparty or counterparties are not in material breach of any Material Contract or, as of the Closing Date, any Post-signing Material Contract, except in any such case for any breach or default which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; PROVIDED, HOWEVER, that no representation or warranty is made with respect to any Material Contract or any Post-signing Material Contract that constitutes an Assigned Contract as defined in the Asset Purchase Agreement. Except as set forth in Section 2.2(o)(xiv) of the Disclosure Schedule, each Material Contract is valid and binding on the parties thereto and is in full force and effect, except for the failure of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (p) BENEFIT PLANS. As used in this Agreement, the term "BENEFIT PLAN" means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each other bonus, stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, severance or other benefit or compensation plan, program, agreement or arrangement, that is maintained or contributed to by the Parent, the Seller, any TDI Company or any TDI Subsidiary (or to which a

TDI Company or a TDI Subsidiary is obligated to contribute) for the benefit of any current or former employee, officer or director of any TDI Company or any TDI Subsidiary, other than (i) any plan, program, agreement or arrangement mandated by applicable Laws with respect to Social Security, Medicare, workers' compensation, unemployment compensation, state disability and similar benefits required by Laws, or (ii) a multiemployer plan as defined in Section 3(3) of ERISA (a "MULTIEMPLOYER PLAN"). Section 2.2(p) of the Disclosure Schedule separately lists each Benefit Plan and each other employee benefit plan for which any TDI Company or TDI Subsidiary could reasonably be expected to incur any Liability, including any Liability under Tide IV of ERISA. The Seller has furnished or made available to the Purchaser a complete and accurate copy of the plan document and summary plan description of each Benefit Plan. In addition, with respect to any Benefit Plan that is sponsored solely by a TDI Company and/or a TDI Subsidiary and that is identified in Section 2.2(p) of the Disclosure Schedule under the heading "Benefit Plans that are Company Plans" (a "COMPANY PLAN"), the Seller has furnished or made available to the Purchaser the most recent annual report, financial statement and actuarial valuation, if any, with respect to such Company Plan, and each summary of material modifications, the most recently filed Form 5500 and the most recent determination letter received from the Internal Revenue Service ("IRS"). None of the TDI Companies and the TDI Subsidiaries has any express or implied commitment whether legally enforceable or not to (i) create or incur Liability with respect to any other employee benefit plan, program or arrangement, (ii) enter into any contract or agreement to provide compensation or benefits to any individual except in the ordinary course consistent with past practice or (iii) modify, change or terminate any Company Plan other than to the extent required by ERISA or the Code. Except as specified in Section 2.2(p) of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect:

             (i) neither the Parent nor any member of the Parent's "controlled group," within the meaning of Sections 414(b) and (c) of the Code, has incurred any direct or indirect Liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund any Benefit Plan or Multiemployer Plan that could result in Liability to a TDI Company or a TDI Subsidiary, and no event has occurred that could reasonably be expected to give rise to such Liability;

             (ii) none of the Company Plans provides for the payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

             (iii) there are no pending, threatened, or to the knowledge of the Seller or the Parent, anticipated claims relating to any Company Plan, other than routine claims for benefits;

             (iv) each of the Company Plans has been operated and maintained in all respects in accordance with its terms and the requirements of applicable Law; and

             (v) none of the Seller, the TDI Companies and the TDI Subsidiaries contributes, or is obligated to contribute, to a Multiemployer Plan;

             (vi)     each Company Plan which is intended to be qualified under
Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS that could reasonably be expected to result in the disqualification of any such Plan or in the loss of the exempt status of any such trust;

             (vii) no complete or partial termination has occurred within the five years preceding the date of this Agreement with respect to any Company Plan intended to be qualified under Section 401(a) of the Code;

             (viii)   each trust maintained or contributed to by any TDI
Company or TDI Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and exempt from federal income taxation under
Section 50l(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status;

             (ix) all contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates, and all unpaid Liabilities of a TDI Company or a TDI Subsidiary with respect to a Company Plan that are not yet due have been properly accrued in accordance with GAAP; all such contributions have been fully deducted for income tax purposes; no such deduction has been challenged or disallowed by the IRS; and to the knowledge of the Seller or the Parent no fact or event exists which could give rise to any such challenge or disallowance; and

             (x) the TDI Companies and the TDI Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no outstanding Liabilities that are payable pursuant to WARN or any similar state law.

     (q) TAXES. Except as specified in Section 2.2(q) of the Disclosure Schedule and for failures that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Seller, each TDI Company and each TDI Subsidiary has filed (or the Parent has timely filed or caused to be filed on behalf of the Seller, each TDI Company or each TDI Subsidiary) all federal, state and foreign Tax Returns required to be filed by it for Tax years ended prior to the date of this Agreement (taking into account for this purpose any extensions), (ii) all such Tax Returns are correct and complete in all respects, (iii) each TDI Company or TDI Subsidiary has timely paid, withheld or accrued all Taxes owed by them (whether or not shown to be due and payable on such Tax Returns), (iv) none of the Parent, the Seller, any TDI Company or any TDI Subsidiary has received written notice of any threatened Tax audit, examination, refund litigation or adjustment in controversy with respect to the business or operations of any TDI Company or any TDI Subsidiary, (v) all Taxes which the Seller, any TDI Company or any TDI Subsidiary has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly and timely paid to the proper Taxing Authority, (vi) no TDI Company or TDI Subsidiary has given any currently effective written waiver of any statute of limitations with respect to Taxes or agreed to any currently effective written extension of time with respect to a Tax assessment or deficiency, (vii) no claim has been made by a Taxing Authority in a jurisdiction where a TDI Company or TDI Subsidiary does not file Tax Returns that such TDI Company or TDI Subsidiary is or may be subject to taxation by that jurisdiction, (viii) no TDI Company or TDI Subsidiary is or has been required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax Law by reason of a change in any accounting methods, or will be required to make any such adjustments by reason of any pending requests for changes in accounting methods, (ix) no TDI Company or TDI Subsidiary will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any Post-Closing Tax Period as a result of any "closing agreement" as described in Section 7121 of the Code or any similar provision of state, local or foreign Tax Law, (x) no TDI Company or TDI Subsidiary is a party to a Tax sharing or Tax allocation agreement or arrangement, other than such agreements or arrangements between or among any of the Parent, a TDI Company or TDI Subsidiary that are in effect at the date of this Agreement and will be terminated on the part of such TDI Company or TDI Subsidiary at Closing, (xi) no TDI Company or TDI Subsidiary (a) has been a member of an "affiliated group," as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return (other than a group the common parent of which is the Parent) or (b) has any Liability for Taxes of any Person (other than any member of the group the common parent of which is the Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) as a transferee or successor, by contract or otherwise, and (xii) no TDI Company or TDI Subsidiary is a party to any understanding or arrangement described in Section 6111(d) of the Code, nor has any TDI Company or TDI Subsidiary participated in a reportable transaction as defined in Treasury Regulation Section 1.6011-4(b) and (c)(3).

     As used in this Agreement, (i) "TAXES" shall mean all taxes, fees, levies or other assessments, imposed by the United States, or any state, country, local or foreign government, possession, territory or subdivision or agency thereof (a "TAXING AUTHORITY") including income, gross receipts, excise, real and personal property, municipal, capital, sales, use, transfer, license, payroll and franchise taxes, and such term shall include any interest, penalties or additions to tax attributable to such taxes, fees, levies or other assessments, and (ii) "TAX RETURNS" shall mean any report, return or other information required to be supplied to any Taxing Authority or any other Person in connection with Taxes.

     (r) RECEIVABLES. Section 2.2(r) of the Disclosure Schedule is an aged list of the Receivables as of the Balance Sheet Date showing those Receivables that as of such date had been outstanding for (a) 30 days or less, (b) 31 to 60 days, (c) 61 to 90 days, (d) 91 to 120 days, (e) 121 to 150 days, (f) 151 to 180 days and (g) more than 180 days. Except to the extent, if any, reserved for on the Balance Sheet, all Receivables reflected on the Balance Sheet arose, and the Receivables existing on the Closing Date will have arisen, in the ordinary course of business consistent with past practice. The allowance for doubtful accounts as reflected on the Balance Sheet was calculated in accordance with GAAP, consistent with the past practices of the Seller and to the knowledge of the Seller, as of the date of this Agreement, no event has occurred which would require a material increase in the ratio of the allowance for doubtful accounts to the Receivables. The allowance for doubtful accounts as reflected on the 2003 Carve-Out Special

Purpose Financial Statements - Northern Operations will be calculated in accordance with GAAP and the accounting policies and practices used in the preparation of the Financial Statements.

     (s) INVENTORIES. Subject to amounts reserved therefor on the Balance Sheet, the values at which all inventories are carried on the Balance Sheet reflect the historical inventory valuation policy of the Seller and the TDI Companies and the TDI Subsidiaries of stating such inventories at the lower of cost (determined on the last-in, first-out method) or market value. Subject to amounts reserved therefor on the 2003 Carve-Out Special Purpose Financial Statements - Northern Operations, the values at which all inventories are carried on the 2003 Carve-Out Special Purpose Financial Statements - Northern Operations will reflect the historical inventory valuation policy of the Seller and the TDI Companies and the TDI Subsidiaries of stating such inventories at the lower of cost (determined on the last-in, first-out method) or market value. Materially all of the inventories recorded on the Balance Sheet consist of, and materially all inventories related to the Northern Business on the Closing Date will consist of, items of a quality usable or saleable in the ordinary course of the Northern Business consistent with past practices. None of the Seller, any TDI Company or any TDI Subsidiary is under any Liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No representation or warranty is made hereby with respect to any inventories included in the Purchased Assets pursuant to the Asset Purchase Agreement.

     (t) SUPPLIERS. Listed in Section 2.2(t)(i) of the Disclosure Schedule are the names and addresses of each of the twenty suppliers to whom the Seller and the TDI Companies and the TDI Subsidiaries paid the highest aggregate amounts for the twelve-month period ended January 31, 2004 for raw materials, supplies, merchandise and other goods for the Business. Except as set forth on
Section 2.2(t)(ii) of the Disclosure Schedule, as of the date of this Agreement none of the Parent, the Seller, any TDI Company nor any TDI Subsidiary has received any notice in writing that any such supplier will not sell supplies, merchandise and other goods to any TDI Company or any TDI Subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases.

     (u) INSURANCE. All material assets and properties of each TDI Company and each TDI Subsidiary are, and for the past five years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Parent, the Seller, a TDI Company or a TDI Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to the Business.

     (v) PRODUCT LIABILITY. Except as set forth on Section 2.2(v) of the Disclosure Schedule, there are no claims pending or, to the knowledge of the Parent and the Seller, threatened against the Seller, the TDI Companies or the TDI Subsidiaries, and to the knowledge of the Seller, there is no reasonable basis for any claim against the Seller, any TDI Company or any TDI Subsidiary, for injury to person or property of any person suffered as a result of the sale of any product or performance of any service by the Seller, any TDI Company or any TDI

Subsidiary, including claims arising out of the defective or unsafe nature of such products or services, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (w) ENVIRONMENTAL MATTERS. Except as set forth in Section 2.2(w) of the Disclosure Schedule, to the knowledge of the Seller: (i) neither the Seller nor any of the TDI Companies or TDI Subsidiaries: (A) have violated or are in noncompliance with, are engaged in proceedings with respect to violations or noncompliance, or have received a notice of violation or noncompliance with respect to, any Environmental Laws applicable to the Northern Business, (B) have received or expect to receive notification of, are engaged in proceedings with respect to or have entered into or expect to enter into an agreement with respect to, liabilities under any Environmental Laws applicable to the Northern Business, or (ii) are aware of any Hazardous Material spills, releases, or contamination at any of the Real Property that require investigation, reporting, or cleanup under any Environmental Laws, where the matters relating to clauses
(i) and (ii) hereof would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Seller nor any of the TDI Companies or TDI Subsidiaries have been engaged in any legal proceedings with respect to alleged violations of or noncompliance with any Environmental Laws requiring disclosure under 17 C.F.R. Section 229.103.

     (x) BROKERS. No broker, finder or investment banker (other than Credit Suisse First Boston LLC, whose fees and expenses will be paid by Parent or its affiliates other than any TDI Company or TDI Subsidiary) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent, the Seller or any TDI Company or TDI Subsidiary.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Parent and the Seller as of the date of this Agreement and as of the Closing Date as follows:

     Section 3.1 ORGANIZATION, STANDING AND CORPORATE POWER. The Purchaser is duly organized, validly existing and in good standing as a corporation under the laws of Quebec and has the requisite corporate power and authority to carry on its business as now being conducted. The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not materially adversely affect the Purchaser's ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby (a "PURCHASER EFFECT").

     Section 3.2 AUTHORITY; NONCONTRAVENTION. The Purchaser has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of the Purchaser. This

Agreement has been duly executed and delivered by the Purchaser and assuming that this Agreement constitutes a valid and binding obligation of the Parent and the Seller, constitutes, a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (a) conflict with any of the provisions of the certificate or articles of incorporation or bylaws of the Purchaser, in each case as amended to the date of this Agreement or the Closing Date, as applicable, (b) subject to the governmental filings and other matters referred to in Section 3.3, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which the Purchaser is a party or by which the Purchaser or any of its assets is bound or subject, or (c) subject to the governmental filings and other matters referred to in Section 3.3, contravene any domestic or foreign Law or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above would reasonably be expected to have, individually or in the aggregate, a Purchaser Effect.

     Section 3.3 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity which has not been received or made, is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except for (a) compliance with the HSR Act,
(b) applicable Pharmacy Approvals and (c) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Effect.

     Section 3.4 INVESTMENT INTENT. The Shares will be acquired by the Purchaser for its own account without a view to a distribution or resale thereof. The Shares will only be sold or otherwise disposed of by the Purchaser pursuant to a registration or an exemption therefrom under the Securities Act and any other applicable securities Laws.

     Section 3.5 SOPHISTICATION OF THE PURCHASER. The Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act, has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Parent and the Seller have provided to the Purchaser the opportunity to ask questions of the officers and management of the Parent, the Seller and the TDI Companies with respect to the Business and the Seller's consolidated financial condition and results of operations, and the Purchaser has received all information with respect to such matters as it has requested. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely on its own independent investigation, analysis and evaluation of the TDI Companies and the TDI Subsidiaries and the express representations and warranties of the Parent and the Seller contained herein.

     Section 3.6 BROKERS. No broker, finder or investment banker (other than Merrill Lynch & Co. and Deutsche Bank Securities Inc. whose fees and expenses will be paid by the

Purchaser or its affiliates) is or may be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

     Section 3.7 FINANCING. The Purchaser has cash on hand or executed commitment letters from financially responsible third parties, or a combination thereof, in an aggregate amount sufficient to enable it to timely perform its obligations hereunder, including to pay in full the Purchase Price and all fees and expenses payable by the Purchaser in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV

                                    COVENANTS

     Section 4.1 CONDUCT OF BUSINESS. Except as expressly provided for herein or in the Asset Purchase Agreement, during the period from the date of this Agreement to the Closing, the Parent and the Seller shall cause the TDI Companies and the TDI Subsidiaries to conduct their respective businesses only in the ordinary course and, to the extent consistent therewith, to use commercially reasonable efforts to (i) preserve intact their current business organizations, (ii) continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (iii) not materially shorten or lengthen the customary payment cycles for any of their payables or receivables; (iv) preserve their current relationships with their customers, suppliers, licensors, licensees, distributors and other persons with which they have had material business relationships; (v) provided the Parent and the Seller either (a) demonstrate that such lease activity is in the ordinary course of business, on terms consistent with past practice, or (b) provide notice to the Purchaser and obtain its prior written approval if such lease activity is not within Seller's ordinary course of business, consistent with past practice, exercise any option rights or any rights of renewal pursuant to the terms of any of the leases, subleases or option agreements related to drug store leases and subleases set forth in Section 2.2(m)(i)(B) of the Disclosure Schedule which by their terms would otherwise expire, provided, however, that the Parent and the Seller need not comply with the notice and approval requirements of (b) above if the lease activity relates to a store within ten
(10) miles of any drug store operated by the Purchaser; (vi) exercise, but only after notice to the Purchaser and receipt of the Purchaser's prior written approval, any option rights or any rights of renewal pursuant to the terms of any of the leases, subleases or option agreements not related to drug store leases and subleases and set forth in Section 2.2(m)(i)(B) of the Disclosure Schedule which by their terms would otherwise expire; and (vii) keep available the services of their current key officers and employees (other than Southern Business Employees, who will be offered employment with the Asset Purchaser or one of its affiliates). The Purchaser acknowledges that officers and employees of the TDI Companies and TDI Subsidiaries may voluntarily terminate employment with such entities and the TDI Companies and the TDI Subsidiaries have no control over such voluntary terminations.

     Without limiting the generality of the foregoing, except as expressly provided for in this Agreement or as set forth in Section 4.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing, the Parent and the Seller shall not permit any of the TDI Companies or the TDI Subsidiaries, without the prior consent of the Purchaser (solely with respect to Sections 4.1(k) and 4.1(p), such consent not to be unreasonably withheld or delayed), to:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than dividends or distributions of any amounts received pursuant to the Asset Purchase Agreement and, in the case of a TDI Subsidiary, to its corporate parent), (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

     (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

     (c) amend its certificate of incorporation or bylaws (or comparable governing documents);

     (d) acquire, make any investment in, or make any capital contributions to, any Person, other than a TDI Company or a TDI Subsidiary, other than in the ordinary course of business consistent with past practice;

     (e) sell, transfer, lease, sublease, license, encumber or otherwise dispose of any of its properties, leasehold interests or assets that are material to the Northern Business, except (i) in the ordinary course of business consistent with past practice, (ii) as contemplated in this Agreement and in respect of the assets to be transferred to the Asset Purchaser pursuant to the Asset Purchase Agreement or (iii) pursuant to existing Contracts or commitments, provided, however, that in no event will any of the TDI Companies or the TDI Subsidiaries engage in any sale and leaseback or similar transaction or sell or enter into an agreement to sell any Real Property, except in connection with the consummation of the transaction contemplated by this Agreement or in respect of the assets to be transferred to the Asset Purchaser pursuant to the Asset Purchase Agreement;

     (f)     except as set forth in Section 4.1(f) of the Disclosure Schedule,
(i) incur any Indebtedness, other than (A) Indebtedness owing to another TDI Company or TDI Subsidiary and Intercompany Obligations (whether or not owed to another TDI Company or TDI Subsidiary), (B) short term accounts payable incurred in the ordinary course of business consistent with past practice and (C) indebtedness of the type described in clauses (a), (b) and (e) of Section 8.3(a)(xii) incurred in connection with any matter disclosed pursuant to Section 4.22, (ii) make any loans or advances to any other Person other than a TDI Company or a TDI Subsidiary, other than routine advances to employees consistent with past practice or (iii) enter into any Contract or commitment providing for an interest rate, currency or commodity swap, derivative, hedge, forward purchase or sale or other transaction similar in nature or effect or any off-balance sheet financing;

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

     (g) enter into any compromise or settlement of, or take any material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the prosecution, defense and settlement of litigation, actions, suits, claims, proceedings or investigations in the ordinary course of business consistent with past practice;

     (h) grant or agree to grant to any TDI Employee who is an officer of a TDI Company or a TDI Subsidiary any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except (i) as set forth in Section 4.1(h) of the Disclosure Schedule, (ii) as may be required under Contracts or by Law, (iii) pursuant to the normal severance policies or practices of the applicable TDI Company or TDI Subsidiary as in effect on the date of this Agreement, or (iv) increases in salary or wages payable or to become payable in the ordinary course of business consistent with past practice;

     (i) enter into or amend any employment, consulting, severance or similar agreement with any individual otherwise than in the ordinary course of business consistent with past practice, except (i) as set forth in Section 4.1
(i) of the Disclosure Schedule or (ii) with respect to new hires of non-officer employees in the ordinary course of business consistent with past practice;

     (j) make any material change in any method of accounting or accounting practice or policy, except as required by any changes in GAAP or applicable Law;

     (k) make any material election or settle or compromise any material Liability with respect to Taxes of the Parent, the Seller, any TDI Company or any TDI Subsidiary, in each case solely as such action may adversely affect the Northern Business;

     (l) enter into any agreement that materially restrains, limits or impedes any TDI Company's or TDI Subsidiary's ability to compete with or conduct any business or line of business or with any Person or in any geographic area;

     (m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

     (n) make or commit to any individual capital expenditure in excess of $5,000,000 that is not reflected in the Seller's capital expenditures budget on the date of this Agreement;

     (o) permit inventory purchases or commitments for the Northern Business after January 31, 2004, to materially exceed or be below historical levels (taking into account past practices and seasonal levels) of the Northern Business;

     (p) enter into or agree to enter into any Post-signing Material Contracts or amend, modify or consent to the termination of any Material Contract or Post-signing Material Contract that is material to the Northern Business or the Seller's, any TDI Company's or any TDI Subsidiary's rights thereunder, except Material Contracts or Post-signing Material Contracts specified in Section 2.2(o)(x)(A); or

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

     (q) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section.

Notice to the Purchaser of a request for consent required by this Section 4.1 shall be given to the Purchaser only by Charles Lotter through the Parent's legal counsel and only to Michel Coutu through the Purchaser's legal counsel. The Purchaser shall use its reasonable best efforts to either grant or deny a request for consent required by this Section 4.1 within three (3) business days of the Purchaser's receipt of such request.

     Section 4.2      ACQUISITION PROPOSALS; INCONSISTENT ACTIVITIES.

     (a) ACQUISITION PROPOSALS. During the period from the date of this Agreement to the Closing, neither the Parent nor the Seller shall, nor shall either the Parent or the Seller authorize or permit any of their Subsidiaries, or any of its or their respective officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney, consultant or accountant retained by the Parent or the Seller or any of its Subsidiaries), to, directly or indirectly, (i) initiate, encourage, accept or solicit any Acquisition Proposal with respect to the Business, (ii) provide any non-public information regarding the Seller, the TDI Companies or the TDI Subsidiaries to, or enter into or maintain or continue any discussions, conversations, negotiations, or communications with, any Person that has made an Acquisition Proposal with respect to the Business, or (iii) enter into any agreement providing for any Acquisition Proposal with respect to the Business. The Parent and the Seller agree not to, and to cause the Seller and each Subsidiary of the Seller not to, without the prior written consent of the Purchaser, release any Person (other than the Asset Purchaser) from, or waive any provision of, any confidentiality or standstill agreement to which the Parent, the Seller or any Subsidiary of the Seller is a party that relates to an Acquisition Proposal. The Parent and the Seller immediately shall and shall cause their Representatives to cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to an Acquisition Proposal for the Northern Business. Notwithstanding the foregoing, nothing contained herein shall prohibit, limit or restrict any such person from engaging in any of the foregoing activities with respect to any part of the Business other than the Northern Business.

     (b) DEFINITION OF ACQUISITION PROPOSAL. For purposes of this Agreement, the term "ACQUISITION PROPOSAL" means any inquiry, proposal or offer from any Person (other than the Purchaser or any of its affiliates) relating to (i) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving the Seller or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of SEC Regulation S-X) of the Seller, (ii) any acquisition of shares of capital stock or other equity securities of the Seller or any Significant Subsidiary of the Seller (other than the Southern Entities), or (iii) any acquisition, license, purchase or other disposition of a substantial portion of the business or assets of the Seller or any Significant Subsidiary of the Seller (other than the Southern Entities and the Purchased Assets) outside the ordinary course of business consistent with past practice.

     (c) INCONSISTENT ACTIVITIES. During the period from the date of this Agreement to the Closing, the Purchaser shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their respective officers, directors, employees, agents or representatives, to, propose, announce or enter into any transaction that could reasonably be expected to have a Purchaser Effect or to materially adversely affect the Purchaser's ability to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions thereto.

     Section 4.3 ACCESS TO INFORMATION; CONFIDENTIALITY. (a) The Parent and the Seller shall, and shall cause the TDI Companies and the TDI Subsidiaries to, afford to the Purchaser and its officers, employees, counsel, financial advisors, lenders and other representatives reasonable access during normal business hours and upon reasonable notice during the period prior to the Closing to all of the properties, books, contracts, commitments, Tax Returns, personnel and records of the Seller, the TDI Companies, the TDI Subsidiaries and, as it relates to the Business, the Parent and, during such period, the Parent and the Seller shall, and shall cause the TDI Companies and the TDI Subsidiaries to, furnish as promptly as practicable to the Purchaser such information concerning the TDI Companies' and the TDI Subsidiaries' businesses, properties, operations and personnel as the Purchaser may from time to time reasonably request, it being understood that a request for access or information hereunder the provision of which would constitute a violation of Law, including Antitrust Laws, will be deemed unreasonable. To the extent that the Parent, the Seller or any TDI Company or TDI Subsidiary incurs any incremental out-of-pocket costs in processing, retrieving or transmitting any such information pursuant to this
Section 4.3, the Purchaser shall reimburse the Parent, the Seller, the TDI Company or the TDI Subsidiary, as applicable, for such costs promptly upon the submission to the Purchaser of an invoice therefor accompanied by supporting documentation in reasonable detail. Until the Closing Date, the Purchaser will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the Parent, the Seller, any TDI Company or any TDI Subsidiary in confidence to the extent required by, and in accordance with the provisions of, the agreement, dated October 9, 2003, between the Purchaser and the Parent (the "CONFIDENTIALITY AGREEMENT") with respect to confidentiality and other matters.

     (b) After the Closing, in order to facilitate the resolution of any claims made against or incurred by the Parent or the Seller or for any other reasonable purpose, for a period of seven years, the Purchaser shall (i) retain the books and records relating to the Business, the Seller, the TDI Companies and the TDI Subsidiaries relating to periods prior to the Closing and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Parent or the Seller reasonable access (including the right to make, at the Parent's expense, photocopies), during normal business hours, to such books and records.

     (c) After the Closing, in order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, any TDI Company or any TDI Subsidiary or for any other reasonable purpose, for a period of seven years, the Parent and the Seller shall (i) retain the books and records of the Parent and the Seller which relate to the Business, the Seller, the TDI Companies and the TDI Subsidiaries and their operations relating to the periods prior to the Closing and which shall not otherwise have been delivered to the Asset Purchaser, the Purchaser, any TDI Company or any TDI Subsidiary and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser, any TDI Company or any TDI Subsidiary reasonable access (including the right to make photocopies, at the expense of the

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

Purchaser, such TDI Company or such TDI Subsidiary), during normal business hours, to such books and records, which relate to the Northern Business.

     Section 4.4 REASONABLE BEST EFFORTS; REGULATORY MATTERS. (a) On the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article V. Without limiting the generality or effect of the foregoing, each of the parties hereto shall (i) make promptly its respective filings (which in any event shall be made by no later than the 14th day following the date of this Agreement and the timing of which shall be coordinated with one another's filings and with the filing of the Asset Purchaser to the extent practicable) and thereafter make any other required submissions, with respect to the transactions contemplated hereby under the HSR Act and (ii) use its reasonable best efforts to take, or cause to be taken, all other appropriate actions, and to do, or cause to be done, all other things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all Pharmacy Approvals and all other licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions thereto. The Parent and the Seller will reasonably cooperate with the Purchaser to (i) provide any necessary financial statements, any audits in connection therewith and any necessary representation letters addressed to the auditors in connection therewith; (ii) cause the TDI Companies and TDI Subsidiaries to provide any customary affidavits required by title insurers; (iii) provide the banks and other institutions arranging or providing the Purchaser's financing all material information (financial and other) with respect to the Seller and the transactions contemplated by this Agreement reasonably requested by the Purchaser, it being understood that a request for the provision of such information which would constitute a violation of Law, including Antitrust Laws, will be deemed unreasonable; (iv) provide reasonable access to the Purchaser and/or its representatives to all material information needed for legal and financial due diligence, it being understood that a request for such access the provision of which would constitute a violation of Law, including Antitrust Laws, will be deemed unreasonable; (v) cause the Seller's senior officers and other Seller representatives to be reasonably available to the Purchaser and the banks and other institutions arranging or providing the Purchaser's financing to participate in due diligence sessions and to participate in presentations related to any transaction comprising the Purchaser's financing; (vi) assist in the preparation of one or more appropriate offering documents, including MD&A and business description and assisting the Purchaser and the banks and other institutions arranging or providing the Purchaser's financing in preparing other appropriate marketing materials, in each case to be used in connection with such financing; and (vii) request the Seller's independent auditors to prepare and deliver "comfort letters", dated the date of each offering document used in connection with any transaction comprising the Purchaser's financing (with appropriate bring down comfort letters delivered on the closing date for each financing), in compliance with professional standards, in each of the foregoing cases as may be necessary for the Purchaser to obtain the financing described in EXHIBIT G, provided however, that the Parent and the Seller shall be reimbursed by the Purchaser for any and all out-of-pocket expenses incurred in connection with the foregoing.

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

     (b) In performing the parties' obligations under Section 4.4(a) relating to Antitrust Laws, each of the parties shall use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) keep the other parties informed in all material respects of any material communication received by such party from or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ"), or any other Governmental Entity and of any material communication received or given in connection with any investigation, suit, action or proceeding (whether threatened or instituted) by any other Person, in each case regarding the transactions contemplated by this Agreement, and (iii) permit the other parties to review any material communication (subject to redaction as reasonably necessary to protect competitively sensitive confidential business information) given by it to, and to consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any suit, action or proceeding by any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     (c) In performing the parties' obligations under Section 4.4(a), each of the parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. In connection with the foregoing, if any suit, action or proceeding, including any suit, action or proceeding by any Person, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the parties shall cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such suit, action or proceeding and to have vacated, lifted, reversed or overturned any judgment or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

     (d) If any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law (an "ANTITRUST OBJECTION") or if any suit, action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or other Person challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law (an "ANTITRUST CHALLENGE"), each of the parties shall use its reasonable best efforts to resolve any such objections or challenges so as to permit consummation of the transactions contemplated by this Agreement. For purposes of this Section 4.4(d), "reasonable best efforts" shall include the Purchaser (and, to the extent required by any Governmental Entity, its Subsidiaries and affiliates) entering into a settlement, undertaking, consent decree, stipulation or other agreement (a "SETTLEMENT") with a Governmental Entity regarding antitrust matters in connection with the transactions contemplated by this Agreement, including entering into a Settlement that requires the Purchaser to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of particular assets and/or withdraw from doing business in particular geographic areas, to satisfy any Antitrust Objections or to settle any Antitrust Challenges.

     Section 4.5 PUBLIC ANNOUNCEMENTS. Through the Closing Date, the Purchaser, the Parent and the Seller shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, by court process or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 4.6      TAX MATTERS.

     (a) TAX SHARING AGREEMENTS. Effective as of the Closing, any Tax sharing or Tax allocation agreement or arrangement between the Parent or any of its Subsidiaries (other than a TDI Company or a TDI Subsidiary) and any TDI Company or TDI Subsidiary shall be terminated and shall have no further effect thereafter. All rights and obligations of the Parent and the Seller, on the one hand, and any TDI Company or TDI Subsidiary, on the other hand, with respect to Taxes shall be provided in this Section 4.6.

     (b)     THE SELLER'S TAX RETURNS FOR PERIODS THROUGH THE CLOSING DATE.

             (i) The Seller or its designee shall prepare and timely file or shall cause to be prepared and timely filed all necessary foreign, federal state and local Tax Returns of or which include the TDI Companies or the TDI Subsidiaries for Pre-Closing Tax Periods that are required to be filed (including extensions) on or prior to the Closing Date, and shall pay or shall cause to be paid any and all Taxes due with respect to such Tax Returns.

             (ii) The Seller or its designee shall prepare and timely file or shall cause to be prepared and, if required to do so by applicable Tax Law, shall deliver, within 30 days prior to the deadline for the filing of such Tax Returns, to the Purchaser for signing and filing all (A) consolidated, combined or unitary Tax Returns for Taxes that are based upon or related to net income ("INCOME TAXES") of the Parent or the Seller which include the TDI Companies or the TDI Subsidiaries with respect to any Pre-Closing Tax Period (including any short period) that are not required to be filed on or prior to the Closing Date and (B) other Income Tax Returns of the TDI Companies or the TDI Subsidiaries with respect to a Pre-Closing Tax Period that ends on the Closing Date. The Seller shall pay or shall cause to be paid any and all Taxes shown as due with respect to such Tax Returns described in the preceding sentence.

             (iii) The Purchaser shall prepare and deliver, or shall cause to be prepared and delivered (at no cost to the Seller), within 75 days of receipt of the Seller's request therefor, to the Seller, the Seller's standard international, federal, state and local Tax Return data gathering packages (and/or information requested therein) relating to the TDI Companies and the TDI Subsidiaries. Such information shall be prepared on a basis consistent with the prior year's Tax Returns. In addition to providing such information to the Seller, the Purchaser shall promptly provide or cause to be provided to the Seller (at no cost to the Seller) such other information as

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

the Seller may reasonably request in order for the operations of the TDI Companies and the TDI Subsidiaries to be properly reported in such Tax Returns.

             (iv) The Seller or the Parent shall have the exclusive authority and obligation to prepare or cause to be prepared all Tax Returns of the Seller and the TDI Companies subject to Section 4.6(b)(i) and Section 4.6(b)(ii) that are due with respect to any Pre-Closing Tax Period. Such authority shall include the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the TDI Companies shall be reported or disclosed in such Tax Returns; provided, however, that such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practice with respect to such items, unless otherwise required by Law. The Purchaser shall have the right to review and comment on Income Tax Returns subject to Section 4.6(b)(ii)(B) and shall not be required to sign or file any such Income Tax Return if such Income Tax Return has been prepared in a manner contrary to the preceding sentence.

             (v) With respect to any taxable period for Tax Returns that would otherwise include but not end on the Closing Date, to the extent permissible, but not required, pursuant to applicable Tax Law, the Seller may and the Purchaser or its affiliates shall, at the Seller's direction, cause any TDI Company or TDI Subsidiary to (A) take all steps as are or may be reasonably necessary, including the filing of elections or returns with applicable Taxing authorities, to cause such period to end on the Closing Date or (B) if clause
(A) is inapplicable, report the operations of the TDI Company or TDI Subsidiary only for that portion of such period ending on the Closing Date in a combined, consolidated, or unitary Tax Return filed by the Parent, the Seller or an affiliate, notwithstanding that such taxable period does not end on the Closing Date.

     For purposes of this Agreement, (x) the term "PRE-CLOSING TAX PERIOD" means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period; (y) the term "POST-CLOSING TAX PERIOD" means any taxable period that begins after the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period; and (z) the term "STRADDLE TAX PERIOD" means any taxable period that begins before the Closing Date and ends after the Closing Date.

     (c) THE PURCHASER'S TAX RETURNS FOR PERIODS THROUGH THE CLOSING DATE. The Purchaser shall prepare and file or cause one or more TDI Companies to prepare and file all Tax Returns of or which include the TDI Companies or the TDI Subsidiaries for Tax periods for which the Seller is not responsible pursuant to Section 4.6(b). Subject to Section 4.6(g)(i), the Purchaser shall pay or cause to be paid any and all Taxes due with respect to such Tax Returns. The Purchaser shall provide to the Seller drafts of all Pre-Closing Tax Period Tax Returns described in the second preceding sentence required to be prepared and filed by any TDI Company or TDI Subsidiary and a statement certifying the amount of Taxes shown on such Tax Return that is allocable to the Seller pursuant to Section 4.6(d) or Section 4.6(g)(i), together with appropriate supporting information and schedules, at least 30 days prior to the due date for the filing of such Tax Returns (including extensions). Within 15 days after the receipt of the draft

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

Tax Returns, the Seller shall notify the Purchaser of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Seller may have to any items set forth on such draft Tax Returns (a "DISPUTE NOTICE"). The Purchaser and the Seller agree to consult and resolve in good faith any such objection. However, if the Purchaser and the Seller cannot resolve any such objection, the objection shall be referred to the Accountants for prompt resolution. The Purchaser and the Seller shall share equally all costs of hiring the Accountants. The Purchaser shall not file any Tax Return subject to this Section 4.6(c) without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required if the Seller shall not have timely delivered a Dispute Notice or the objections contained in such Dispute Notice shall have been finally resolved.

     (d) APPORTIONMENT OF TAXES. All Taxes and Tax liabilities with respect to the income, property or operations of the TDI Companies and the TDI Subsidiaries that relate to a Straddle Tax Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (A) in the case of Taxes that are either (1) based upon or related to income, receipts, capital or net worth (but not including sales and compensating use Taxes), or
(2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 4.6(h)), such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended with the Closing Date; and (B) in the case of Taxes imposed on a periodic basis with respect to the TDI Companies and TDI Subsidiaries, or otherwise measured by the level of any item, such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. Subject to Section 4.6(g)(ii), the Parent and the Seller shall be liable for all Taxes attributable to a Pre-Closing Tax Period. Subject to Section 4.6(g)(i), the Purchaser, the TDI Companies and the TDI Subsidiaries shall be liable for all Taxes attributable to a Post-Closing Tax Period. Any deferred items taken into income pursuant to Treasury Regulation Sections 1.1502-13 and 1.1502-14, any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19 as a result of this transaction and any items of income, gain, deduction or loss arising out of or relating to the Asset Purchase Agreement or the transactions contemplated thereby shall for these purposes be apportioned to a Pre-Closing Tax Period. All transactions not in the ordinary course of business occurring on the Closing Date after the Purchaser's purchase of the Shares shall be reported on the Purchaser's federal Income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

     (e) COOPERATION; AUDITS. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Seller, the Purchaser, the TDI Companies or the TDI Subsidiaries for all Pre-Closing Tax Periods, the Purchaser, the TDI Companies and the TDI Subsidiaries, on the one hand, and the Parent and the Seller, on the other hand, shall cooperate fully with each other, including during normal business hours, the furnishing or making available of records, personnel (as reasonably required and at no cost to the other party), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing authorities as to the imposition of Taxes. The Parent, the Seller, the Purchaser, the TDI Companies and the TDI Subsidiaries shall retain all Tax Returns, schedules and work papers and all material records or other documents relating to all Taxes of the Seller, the TDI Companies and the TDI Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extension, except to the extent notified by another party in writing of such extensions for the respective Tax periods, or (ii) seven years following the due date (without extension) for such Tax Returns, and each of the Seller and the Purchaser shall maintain such Tax Returns, schedules, work papers, records and documents in the same manner and with the same care it uses in maintaining its Tax Returns, schedules, work papers, records and documents. The Seller, on the one hand, and each of the Purchaser, the TDI Companies and the TDI Subsidiaries, on the other hand, shall give the other party reasonable written notice prior to destroying or discarding any such books or records and, if the other party so requests, the other party shall take possession of such books and records. Any information obtained under this Section 4.6(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     (f) CONTROVERSIES. The Purchaser shall notify the Seller in writing within 30 days of the receipt by the Purchaser or any affiliate of the Purchaser (including a TDI Company or a TDI Subsidiary after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which the Seller may be liable under Section 4.6(g)(i) (any such inquiry, claim, assessment, audit or similar event, a "TAX MATTER"). For Tax Matters relating solely to a Pre-Closing Tax Period for which the Seller acknowledges in writing its liability under
Section 4.6(d), the Seller, at its own expense, shall have the exclusive authority to represent the interests of the TDI Companies and the TDI Subsidiaries with respect to any Tax Matter before the IRS, any other Taxing Authority, any other governmental agency or authority or any court and shall have the sole right to extend or waive the statute of limitations with respect to such Tax Matter, including responding to inquiries, filing Tax Returns and settling audits or lawsuits; provided, however, that the Seller shall not enter into any settlement of or otherwise compromise any such Tax Matter that adversely affects or may adversely affect the Tax liability of the Purchaser, any TDI Company or any TDI Subsidiary for any Post-Closing Tax Period, including any Straddle Tax Period, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Seller shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Seller shall, in good faith, allow the Purchaser or the Purchaser's counsel to consult with it regarding the conduct of or positions taken in any such proceeding. For Tax Matters relating to Straddle Tax Periods, each of the Seller and the Purchaser may participate, at its own expense, in representing the interests of the TDI Companies and the TDI Subsidiaries; provided, however, that the representation shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustments that may reasonably be anticipated. Unless otherwise provided by the Seller in writing to the Purchaser, all notices required by this Section 4.6(f) shall be sent to: J. C. Penney Company, Inc., 6501 Legacy Drive, Plano, Texas 75024, Attention: Vice President and Director of Taxes.

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     (g)     TAX INDEMNIFICATION.

             (i) The Parent and the Seller shall jointly and severally indemnify the Purchaser from and against (A) any Income Taxes and Damages for any Pre-Closing Tax Period resulting from, arising out of, relating to or caused by any liability or obligation of any TDI Company or any TDI Subsidiary for Income Taxes of any person other than a TDI Company or a TDI Subsidiary (w) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (x) as a transferee or successor, (y) by contract, or (z) otherwise, (B) any Income Taxes imposed on any TDI Company or TDI Subsidiary for any Pre-Closing Tax Period, (C) any Taxes (other than Income Taxes) imposed on any TDI Company or TDI Subsidiary for any Pre-Closing Tax Period but only to the extent such Taxes in the aggregate exceed $3,200,000.00, (D) any Taxes arising out of or relating to the Asset Purchase Agreement and the transactions contemplated thereby, and (E) any breach of any covenant in this Section 4.6. The Parent's and the Seller's obligation to indemnify the Purchaser with respect to any Tax resulting from a Tax Matter shall be discharged to the extent that the Parent's and the Seller's defense of such Tax Matter is prejudiced by the Purchaser's failure to comply with Section 4.6(f) of this Agreement. The Parent and the Seller shall discharge their obligation to indemnify the Purchaser against such Pre-Closing Tax Period Tax by paying to the Purchaser an amount equal to the amount of such Tax; provided, however, that if the Purchaser provides the Parent or the Seller with written notice of a Pre-Closing Tax Period Tax at least 30 days prior to the date on which the relevant Tax is required to be paid by the Purchaser or the applicable TDI Company, the Parent and the Seller shall, if and to the extent that it is liable for such Tax hereunder, discharge their obligation to indemnify the Purchaser against such Tax by paying an amount equal to the amount of such Tax to the relevant Taxing Authority. The Parent or the Seller shall provide the Purchaser evidence of such payment to the relevant Taxing Authority.

             (ii) The Purchaser shall indemnify the Parent and the Seller from and against (A) any Taxes (other than Income Taxes) and Damages imposed on the Purchaser, any TDI Company, any TDI Subsidiary or any affiliate of the Purchaser for any Tax Period provided that, with respect to Taxes (other than Income Taxes) attributable to a Pre-Closing Tax Period, only to the extent such Taxes in the aggregate do not exceed $3,200,000,00, (B) any Income Taxes and Damages for any Post-Closing Tax Period imposed on (x) the Parent or the Seller attributable to any TDI Company or TDI Subsidiary or (y) any TDI Company or TDI Subsidiary, (C) Taxes and Damages arising from a transaction not in the ordinary course of business occurring on the Closing Date after the Purchaser's purchase of the Shares, (D) any Taxes and Damages resulting from a Section 338(g) election, and (E) any breach of any covenant in this Section 4.6. The Purchaser shall discharge its obligation to indemnify the Parent and the Seller against such Tax under this Section 4.6(g)(ii) by paying to the Parent or the Seller an amount equal to the amount of such Tax; provided, however, that if the Parent or the Seller provides the Purchaser with written notice of a Tax under this
Section 4.6(g)(ii) at least 30 days prior to the date on which the relevant Tax is required to be paid by the Parent or the Seller, the Purchaser shall, if and to the extent that it is liable for such Tax hereunder, discharge its obligation to indemnify the Parent and the Seller against such Tax by paying an amount equal to the amount of such Tax to the relevant Taxing Authority. The Purchaser shall provide the Parent or the Seller evidence of such payment to the relevant Taxing Authority. Any payment required to be made under this paragraph shall be made not later than 30 days after the receipt of written notice that any such Tax has been incurred.

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     (h)     CONVEYANCE TAXES. The Seller and the Purchaser shall assume equal liability for and pay any and all sales, use, value added, transfer, stamp, registration, real property transfer or gains and similar Taxes (including any penalties and interest) incurred as a result of the transactions contemplated by this Agreement when due, and the Purchaser, at its own expense, shall file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes and fees. The Seller and the Purchaser shall provide reasonable assistance in connection with such filings. To the extent that any Taxes described in the second preceding sentence are required to be collected by one party, the other party shall pay its share of such Taxes to the first party and the first party shall remit such Taxes to the Taxing Authority.

     (i) REFUNDS; CARRYBACKS. The Purchaser shall cause any TDI Company or TDI Subsidiary to elect, where permitted by applicable Law, to carry forward any Tax attribute carryover that would, absent such election, be carried back to a Pre-Closing Tax Period. The Purchaser shall promptly pay or cause to be paid to the Seller any Tax refunds or credits attributable to any Pre-Closing Tax Period received or credited to the Purchaser, a TDI Company or any TDI Subsidiary, net of any direct costs attributable to receipt of such refund or credit, including Taxes payable with respect to such refund, within 10 days after the receipt of such refund or credit. At the Seller's request, the Purchaser shall cooperate with the Seller in obtaining such refunds, including through the filing of amended Tax Returns or refund claims as prepared by the Seller, at its own expense. Without the Parent's written consent, which consent may be withheld for any reason or no reason, the Purchaser shall not carry back any net operating or capital loss arising in a Post-Closing Tax Period to a Pre-Closing Tax Period. All Tax refunds or credits attributable to any Post-Closing Tax Period shall be for the benefit of the Purchaser and any such Tax refunds or credits received by the Parent or the Seller shall promptly be paid to the Purchaser.

     (j) ALLOCATION OF PURCHASE PRICE. Not less than 30 days prior to the Closing, the Purchaser shall deliver to the Seller a draft statement (the "ALLOCATION STATEMENT") proposing to allocate the Estimated Purchase Price among the Shares. The Allocation Statement shall be adjusted to reflect any revisions to the Purchase Price made pursuant to Section 1.4. Within 30 days after the Purchaser delivers the draft Allocation Statement to the Seller, the Seller shall notify the Purchaser of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Seller may have to the draft Allocation Statement. The Purchaser and the Seller shall promptly endeavor in good faith to resolve any such objection. If the Seller and the Purchaser fail to resolve such objection within 30 days, the Accountants shall determine whether the allocation was reasonable and, if not reasonable, shall appropriately revise the draft Allocation Statement. If the Seller does not respond within 30 days, or upon resolution of any disputed items, the allocation reflected on the Allocation Statement (as revised, if applicable, by the mutual agreement of the Purchaser and the Seller or by the Accountants) shall be the final Allocation Statement. Each of the Seller and the Purchaser shall adhere to, and be bound by, the final Allocation Statement for U.S. federal Income Tax purposes and shall take no position contrary to the final Allocation Statement unless required to do so by applicable Tax Law.

     (k) TRUE-UP PAYMENTS FOR TAXES OTHER THAN INCOME TAXES. Upon the later of (i) the expiration of the statue of limitations of the Pre-Closing Tax Periods to which such Taxes relate (without regard to extension, except to the extent notified by the Purchaser in writing), or (ii)

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four years following the due date (without extension) for such Taxes, the
Purchaser shall pay to the Seller, by wire transfer of immediately available funds to an account designed by the Parent, an amount equal to the excess, if any, of $3,200,000,00 over the aggregate amount of Taxes (other than Income Taxes) attributable to Pre-Closing Tax Periods actually paid by the Purchaser or any of its affiliates (including any TDI Company or TDI Subsidiary) following the Closing.

     Section 4.7      EMPLOYEE BENEFIT MATTERS.

     (a) EMPLOYEES AND COMPENSATION. Each individual who is an employee of the Northern Business both immediately prior to the Closing and after the closing of the transactions under the Asset Purchase Agreement (a "TDI EMPLOYEE") will continue as an employee of such TDI Company or TDI Subsidiary on and after the Closing Date. For purposes of this Section 4.7, the term TDI Employee will include an individual who on the Closing Date is on a medical or disability leave of absence or any other approved leave of absence from the TDI Company or TDI Subsidiary. For a period of at least six (6) months beginning on the Closing Date, the Purchaser will, or will cause one of its affiliates to, provide each TDI Employee, for so long as each such employee remains employed by the Purchaser or one of its affiliates, with a position providing (i) base pay that is at least equal to the base pay provided to each such TDI Employee by the TDI Companies and the TDI Subsidiaries on the Closing Date and (ii) a target annual incentive compensation opportunity (expressed as a percentage of the TDI Employee's annual base salary) that is at least equal to such TDI Employee's target annual incentive compensation opportunity immediately prior to the Closing Date (expressed in the same manner), but based on such performance goals and other criteria as the Purchaser deems to be appropriate. Except as set forth in Section 4.7(b), nothing contained in this Section 4.7 will limit the right of the Purchaser or any of its affiliates to terminate or suspend the employment of any TDI Employee after the Closing or to discontinue or modify the benefits provided to any such employee.

     (b) EMPLOYEE BENEFITS. For a period of at least six (6) months beginning on the Closing Date, the Purchaser will, or will cause one of its affiliates to, maintain without adverse change each Company Plan in effect and providing accrued benefits as of the Closing Date, except that the Purchaser will not be required to continue under any Company Plan any investment fund intended to invest primarily or exclusively in Parent stock or continue any employer contributions made or invested in Parent stock or any Company Plan retained by Seller under this Section 4.7. In addition, if any TDI Employee other than a Headquarters Employee (as hereinafter defined) terminates employment during the 12-month period beginning on the Closing Date, the Purchaser will, or will cause one of its post-Closing affiliates to, provide such employee with severance benefits pursuant to a severance benefits plan adopted by the Purchaser or one of its post-Closing affiliates, in an amount at least equal to the benefits provided (i) under Eckerd HR Policy 1.43, if the TDI Employee is employed at a store, and (ii) under the Eckerd Separation Benefits Program Non-Exempt (Hourly) Associates or the Eckerd Separation Benefits Program Exempt (Salaried) Associates, as applicable, if the TDI Employee is a member of the region or district staff or is employed at a service support center, intervention center or the Puerto Rico repack center (if, in either case, the TDI Employee would have been eligible for benefits under such HR Policy or Separation Benefits Program). The Purchaser agrees that for any employee benefit plan of the Purchaser or any of its affiliates made available after the Closing to TDI Employees, such employees will receive credit for the years of service credited to them prior to the Closing by the Parent, the Seller, the TDI Companies or the TDI Subsidiaries in

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determining eligibility and vesting under such employee benefit plan and in determining the amount of benefits under any applicable sick leave, vacation, severance or other-welfare plan. The Parent and the Seller will cause the TDI Employees to be fully vested in any awards under the J. C. Penney Company, Inc. 2001 Equity Compensation Plan and 1997 Equity Compensation Plan.

     (c) ECKERD PENSION PLAN. Prior to the Closing Date, the Parent will, or will cause one of its post-Closing affiliates to, adopt and assume the sponsorship of the Eckerd Corporation Pension Plan and related trust (the "ECKERD PENSION"), and the Parent and the Seller will cause all right, title, interest, duties and authorities of the TDI Companies and TDI Subsidiaries with respect to the Eckerd Pension to be transferred to the Parent or a post-Closing affiliate in accordance with applicable Law. At the Closing, the parties will execute and deliver such documents and instruments as may be required to effect such assumption. Neither the Purchaser nor any of its post-Closing affiliates will have any responsibility for, or any Liability with respect to, the Eckerd Pension.

     (d) ECKERD SUPPLEMENTAL BENEFITS. Prior to the Closing, the Parent and the Seller will take all action necessary to cause Eckerd Corporation either (i) to terminate the nonqualified employee benefit plans and trusts listed in
Section 4.7(d) of the Disclosure Schedule as of a date no later than the Closing Date or (ii) to transfer sponsorship of such plans and trusts to the Parent or an affiliate of the Parent as of a date no later than the Closing Date. The Parent will, or will cause one of its post-Closing affiliates to, assume all benefit obligations under such terminated or transferred plans. As soon as practicable after the termination of such plans, but not earlier than the Closing Date, the Parent will, or will cause one of its post-Closing affiliates to, pay all accrued benefit obligations under such plans in a single lump sum payment, provided that each Person entitled to payment under any such plan furnishes to the Parent a release of claims, in a form satisfactory to the Parent, in favor of the Parent and its post-Closing affiliates. To the extent that any TDI Company or TDI Subsidiary owns life insurance policies insuring the lives of TDI Employees that are intended to fund benefits under one or more of the nonqualified plans listed in Section 4.7(d) of the Disclosure Schedule, the Parent will, or will cause one of its affiliates, prior to the Closing Date, to
(x) surrender such polices to the insurance company for their cash value and transfer such cash to the Parent or (y) transfer ownership of such policies to the Parent or a post-Closing affiliate.

     (e) RETAINED SUPPLEMENTAL BENEFIT LIABILITIES. The Parent will retain and be solely responsible for the payment of the accrued benefit obligation of each TDI Employee and any former employee of the TDI Companies or the TDI Subsidiaries under the J. C. Penney Corporation, Inc. Mirror Savings Plans I and II, the J. C. Penney Corporation, Inc. Mirror Savings Plan III, the Supplemental Retirement Program for Management Profit-Sharing Associates of J. C. Penney Corporation, Inc., and the J. C. Penney Corporation Benefit Restoration Plan. Neither the Purchaser nor any of its post-Closing affiliates will have any responsibility for, or any Liability for benefits under, any Benefit Plan that is not a Company Plan.

     (f) HEADQUARTERS EMPLOYEE SEPARATION AND INCENTIVE LIABILITIES. Effective as of the Closing, the Parent will assume sponsorship of, and be solely responsible for, the Eckerd Contingent Separation Pay Program, the Eckerd Contingent Critical Pay Program and the Eckerd

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Contingent Retention Incentive Pay Program and will assume and be solely responsible for all separation, severance or retention incentive payments and benefits under any other plan, arrangement or agreement in effect immediately prior to the Closing Date for which the TDI Companies or TDI Subsidiaries are otherwise obligated with respect to current or former Headquarters Employees (as defined below); provided, however, that the amount of payments and benefits under any such Program or other plan, arrangement or agreement will not exceed the amount of payments and benefits calculated on the basis of each such Headquarters Employee's salary or base pay and incentive compensation level in effect immediately prior to the Closing Date. As used in this Section 4.7, the term "Headquarters Employee" means any TDI Employee, other than a member of the region or district staff, who is employed (i) at the headquarters of the TDI Companies in Largo, Florida, (ii) at the airport fixed base of operations in Clearwater, Florida, or (iii) at the repackaging facility in Largo, Florida. The Parent will cause all benefits under the Eckerd Contingent Separation Pay Program, the Eckerd Contingent Critical Pay Program and the Eckerd Contingent Retention Incentive Pay Program to be paid to TDI Employees entitled to payments under such Programs not later than six months after the Closing Date (without regard to whether such employee remains employed by the Purchaser or one of its post-Closing affiliates after such six-month date). Except for Liabilities arising under an employment or similar agreement, neither the Parent nor any post-Closing affiliate of the Parent will have any responsibility or Liability
(x) for any separation or severance payments or benefits with respect to any Headquarters Employee who terminates employment from the Purchaser or any of its post-Closing affiliates more than six months after the Closing Date or (y) for any separation or severance payments or benefits under any other plan, arrangement or agreement (whether in effect on the Closing Date or adopted by the Purchaser or any of its post-Closing affiliates after the Closing Date) with respect to any TDI Employee other than a Headquarters Employee who terminates employment on or after the Closing Date.

     (g) OTHER RETAINED BENEFIT PLAN LIABILITIES. The Parent will assume and be solely responsible for all liabilities and obligations of the TDI Companies and TDI Subsidiaries with respect to: (i) the Genovese Drug Stores, Inc. 1984 Employee Stock Option and Stock Appreciation Rights Plan, and (ii) any obligation to provide post-retirement medical, prescription drug or insurance benefits to current and former employees of the TDI Companies and TDI Subsidiaries, including Headquarters Employees, other than COBRA continuation coverage required by Section 4980B of the Code.

     (h) WARN LIABILITIES. The Purchaser will be responsible for complying with all requirements under WARN or any similar state law with respect to TDI Employees who terminate employment on or after the Closing Date, and neither the Parent nor any of its post-Closing affiliates will have any Liability under WARN or any similar state law with respect to such terminated TDI Employees. Prior to the Closing, the Parent will, or will cause one of its affiliates to, take all action necessary to amend the Eckerd Contingent Separation Pay Program, the Eckerd Separation Benefits Program Non-Exempt (Hourly) Associates and the Eckerd Separation Benefits Program Exempt (Salaried) Associates to provide that benefits payable to eligible TDI Employees under such Programs will be reduced by any payments required to be made to the TDI Employees under WARN or any similar state law. The Parent and the Purchaser will, and will cause their affiliates to, cooperate in furnishing any notices to TDI Employees prior to the Closing that may be required to reduce or avoid Liability under WARN or any similar state law.

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     (i)     COOPERATION BY THE PURCHASER. To facilitate the payment to TDI
Employees of any amounts for which the Parent or an affiliate of the Parent has assumed Liability under this Section 4.7, the Purchaser will, or will cause one of its affiliates to, permit such payments to be made through the payroll of a TDI Company or a TDI Subsidiary. Neither the Purchaser nor any of its affiliates will cause excise taxes under Section 4999 of the Code to be withheld with respect to any such payment unless directed to do so by the Parent or an affiliate of the Parent. If the Purchaser or any of its affiliates receives written notice from any Taxing Authority of any inquiry, claim, assessment, audit or similar event relating to such excise taxes or a failure to withhold such excise taxes, the Purchaser will notify the Parent within 30 days of receipt of such written notice. The Parent, at its own expense, will have the exclusive authority to defend against any claim or assessment by a Taxing Authority relating to such excise taxes or a failure to withhold such excise taxes. In the event that the Purchaser or any of its affiliates incurs any taxes, penalties, interest or other Liability as a result of any failure to withhold the proper amount of such excise taxes, the Parent will promptly reimburse the Purchaser and its affiliates the amount of any such taxes, penalties, interest or other Liability.

     Section 4.8      INTERNET-RELATED MATTERS.

     (a) WEBSITES. The Seller and the Purchaser will cooperate and work diligently (i) so that, promptly following the Closing, all text, images and other content contained in all web sites relating to the TDI Companies or the TDI Subsidiaries maintained by the Seller or the Parent are provided to the Purchaser for inclusion in its web site and (ii) to remove the name "J. C. Penney," "JCPenney," "Penney," or "JCP" or any reference thereto or variation thereof or any other trade name, brand name, trademark, service mark or other mark listed in Section 4.8(a) of the Disclosure Schedule or any variation thereof from any such text, image or other content (collectively, the "PENNY MARKS").

     (b) OWNERSHIP OF DOMAIN NAMES. The Parent shall retain ownership of all domain names employing the name "J. C. Penney," "JCPenney," "Penney" or "JCP" and neither the Purchaser, any TDI Company nor any TDI Subsidiary nor any of their respective affiliates shall have any right or license to any such domain name.

     (c) INTERNET PROTOCOL ADDRESS. To the extent that the Seller, a TDI Company or a TDI Subsidiary utilizes any internet protocol address space allocated to the Parent, such internet protocol address space shall remain the property of the Parent, and no rights or licenses are granted to the Purchaser, the TDI Companies or the TDI Subsidiaries with respect thereto, except to the extent permitted by the Transition Services Agreements.

     (d) PHONE NETWORK. None of the Purchaser, any TDI Company or any TDI Subsidiary shall have any right to continued access to the Parent's phone network, the Parent's internet mail or the Parent's computer network, except to the extent permitted by the Transition Services Agreements.

     Section 4.9 GUARANTEES. The Purchaser shall promptly use its reasonable best efforts to fully release the Seller, the Parent or any of their affiliates (other than the TDI Companies or the TDI Subsidiaries) from any guarantees or similar agreements or arrangements with respect to obligations of any TDI Company or TDI Subsidiary, including entering into any agreement or

                                       40
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instrument necessary to fully assume such guarantee or other obligation, without recourse to the Seller, the Parent or any of their affiliates (other than the TDI Companies or the TDI Subsidiaries).

     Section 4.10 USE OF INTELLECTUAL PROPERTY. The Parent and the Seller acknowledge that from and after the Closing, all right, title and interest in the Intellectual Property, including the names "Eckerd", "Thrift Drug" and "Genovese" but excluding software subject to a license as set forth on Section 2.2(n)(i) and 2.2(n)(iv) of the Disclosure Schedule, shall be owned exclusively by a TDI Company or a TDI Subsidiary (except as otherwise provided in the Framework Agreement or the Transition Services Agreements), that neither the Parent nor any of its affiliates shall have any rights or interest in the Intellectual Property and that neither the Parent nor any of its affiliates will contest the exclusive ownership or validity of any rights of the Purchaser, any TDI Company or any TDI Subsidiary in or to the Intellectual Property. From and after the Closing, neither the Parent nor any of its affiliates shall use any of the Intellectual Property, except in accordance with the Transition Services Agreements.

     Section 4.11 USE OF PENNEY MARKS. The Purchaser acknowledges that from and after the Closing, the Penney Marks shall be owned by the Parent or an affiliate of the Parent (other than the TDI Companies or the TDI Subsidiaries), that none of the Purchaser nor any of its affiliates, including the TDI Companies and the TDI Subsidiaries, shall have any rights in the Penney Marks and that none of the Purchaser nor any of its affiliates, including the TDI Companies and the TDI Subsidiaries, will contest the ownership or validity of any, rights of the Parent or any affiliate of the Parent (other than the TDI Companies and the TDI Subsidiaries) in or to the Penney Marks. From and after the Closing, none of the Purchaser nor any of its affiliates, including the TDI Companies and the TDI Subsidiaries, shall use any of the Penney Marks, domain names or otherwise, except in accordance with the Transition Services Agreements.

     Section 4.12 RELEASE OF INDEMNITY OBLIGATIONS. The Parent covenants and agrees, on or prior to the Closing, to execute and deliver to the Purchaser, for the benefit of each TDI Company and each TDI Subsidiary, a general release and discharge, in substantially the form attached hereto as EXHIBIT E-2, and the Purchaser acknowledges and agrees that on or prior to the Closing, each TDI Company and each TDI Subsidiary will execute and deliver to the Parent, for the benefit of the Parent and each of its affiliates (other than the TDI Companies and the TDI Subsidiaries), a general release and discharge in substantially the form attached hereto as EXHIBIT E-1.

     Section 4.13 FURTHER ACTION. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

     Section 4.14 NOTICE OF DEVELOPMENTS. Prior to the Closing, (a) the Parent shall promptly (i) notify the Purchaser in writing of any event, circumstance, fact or occurrence which is a material breach of a representation or warranty or covenant of the Parent or the Seller in this Agreement or which has the effect of making any representation or warranty of the Parent or the

                                       41
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Seller in this Agreement untrue or incorrect in any material respect; and (ii)
deliver to the Purchaser copies of (A) the monthly unaudited balance sheet of the Seller as of each month and the related unaudited statement of operations and cash flows of the Seller for such months with respect to the Business and
(B) the monthly FRC reports, each as prepared by or for the Seller in the ordinary course of business consistent with past practices; and (b) the Purchaser shall promptly notify the Parent in writing of any event, circumstance, fact or occurrence which is a material breach of a representation or warranty or covenant of the Purchaser in this Agreement or which has the effect of making any representation or warranty of the Purchaser in this Agreement untrue or incorrect in any material respect.

     Section 4.15 CONFIDENTIALITY. The Parent and the Seller agree to, and shall cause their agents, representatives, affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any other Person to) all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Northern Business, the TDI Companies and the TDI Subsidiaries,
(b) in the event that the Parent, the Seller or any such agent, representative, affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, any TDI Company or any TDI Subsidiary may seek a protective order or other remedy or waive compliance with this Section
4.15 and (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 4.15, furnish only that portion of such confidential information which is legally required to be provided and reasonably cooperate with the Purchaser to obtain assurances that confidential treatment will be accorded such information, provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Parent, the Seller, or their respective agents, representatives, affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. Notwithstanding anything set forth above in this Section 4.15, the Purchaser understands and acknowledges that certain of the confidential and proprietary information referred to in this
Section 4.15 is associated with or part of the information Parent and Seller will share with others pursuant to the Asset Purchase Agreement in connection with the sale of certain assets by the Seller on the Closing Date and pursuant to the Transition Services Agreements. The Purchaser agrees that such sharing shall not constitute a breach of this Section 4.15. The Parent and the Seller agree and acknowledge that remedies at law for any breach of its obligations under this Section 4.15 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

     Section 4.16 ASSET PURCHASE AGREEMENT. (a) At or prior to the Closing, the Parent will cause the Seller or its affiliates to transfer each of the assets and liabilities specified in the Asset Purchase Agreement as Purchased Assets and Assumed Liabilities, respectively, to the Asset Purchaser or another Person other than a TDI Company or a TDI Subsidiary, all in accordance with the terms and conditions specified in the Asset Purchase Agreement.

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     (b)     None of the entry into of the Asset Purchase Agreement, compliance with the provisions thereof or the consummation of the transactions contemplated thereby will constitute a breach of any representation or warranty made by the Parent or the Seller in or pursuant to this Agreement or the violation or breach of any covenant of the Parent or the Seller contained in this Agreement.

     Section 4.17 TITLE AND SURVEY OBLIGATIONS. The Seller will make available copies of any existing title policies or surveys for the Real Property in the possession of the Seller, the TDI Companies or the TDI Subsidiaries for the Purchaser's review. Any updates to title and/or surveys for the Real Property shall be the sole responsibility of the Purchaser, and the Seller shall have no obligation to incur any cost or expense, including attorneys' fees, in connection with the Purchaser's acquisition of updated title and surveys for the Real property, including any obligation to cure any title defects or objections raised by the Purchaser and/or its lender upon their review of the updated title and/or surveys for the Real Property to the extent such defects or obligations arise from or are related to Permitted Liens or the leases and subleases listed or described in Section 2.2(m)(i)(C) of the Disclosure Schedule.

     Section 4.18     ENVIRONMENTAL INSPECTIONS.

     (a) Prior to the Closing, the Purchaser shall not conduct any environmental inspections, investigations or testing on the Real Property without the Seller's prior written consent, which shall not be unreasonably withheld or delayed but which shall be subject to the receipt by the Seller of any required landlord consent pursuant to the leases or subleases of the Leased Real Property. The Seller shall have the right to have a representative present during any inspections of the Real Property. The Purchaser may request information about the Real Property from Governmental Entities, but will not disclose to any Governmental Entity the results of any inspection, sampling or testing conducted at any of the Real Property, whether performed by the Seller, the Purchaser, a consultant or agent thereof or otherwise, without the Seller's prior written consent, except to the extent required by Law.

     (b) Prior to the Closing, the Purchaser will, or will cause its consultants or agents to, promptly pay when due the costs of all entry and inspections and examinations done with regard to the Real Property and promptly restore the Real Property to the condition in which such Real Property existed prior to any entry, inspection or examination.

     (c) Prior to the Closing, the Purchaser shall keep all of the Real Property free and clear of all Liens or Encumbrances caused by the Purchaser or any of its consultants or agents. The Purchaser hereby agrees to indemnify, defend and hold harmless the Seller Indemnitees (and to the extent applicable, any third party landlord of the Leased Real Property) from and against any Damages suffered by any Seller Indemnitee arising out of (i) any entry upon the Real Property and any inspections or examinations conducted by the Purchaser, its consultants or agents, on the Real Property, or (ii) any breach of the provisions in this Section 4.18 by the Purchaser, its consultants or agents. The provisions of this Section 4.18 shall not be subject to any limitation of Liability set forth in this Agreement.

     Section 4.19 FRAMEWORK AGREEMENT. At or prior to the Closing, the Purchaser, the Asset Purchaser, CVS as guarantor and Brooks as guarantor shall enter into the Framework

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Agreement in substantially the form attached hereto as EXHIBIT F and the TDI
Companies and the Asset Purchaser shall enter into a Transition Services Agreement in substantially the form attached hereto as EXHIBIT D-2. The Parent shall not have any liability for the failure of any party thereto to comply with the provisions of such Framework Agreement or Transition Services Agreement.

     Section 4.20 TRANSITION SERVICES AGREEMENT. Following the Closing Date, the Parent shall cause to be provided, to the Northern Business and the Purchasers on a cost reimbursement basis, certain services which are currently provided by the Parent and its affiliates to the Business, all as more fully set forth in the Transition Services Agreement to be agreed between JCP and the Purchaser prior to the Closing and to be entered into by JCP and the Purchaser as of the Closing Date in substantially the form specified in EXHIBIT D-1 attached hereto.

     Section 4.21 DELIVERY OF ADDITIONAL FINANCIAL STATEMENTS. The Parent will deliver, or cause to be delivered, to the Purchaser, (i) the audited statement of assets acquired and liabilities assumed of the Northern Business as of January 31, 2004 (including the notes thereto) and the related audited statements of revenues and cash flows of the Northern Business for the period then ended and the unqualified opinion of the auditor thereon (collectively, the "2003 CARVE-OUT SPECIAL PURPOSE FINANCIAL STATEMENTS - NORTHERN OPERATIONS") and
(ii) the audited statement of assets acquired and liabilities assumed of the Northern Business as of January 26, 2002 and January 25, 2003 (including the notes thereto) and the related audited statements of revenues and cash flows of the Northern Business for the periods then ended and the unqualified opinion of the auditor thereon (collectively, together with the 2003 Carve-Out Special Purpose Northern Financial Statements, the "CARVE-OUT SPECIAL PURPOSE FINANCIAL STATEMENTS - NORTHERN OPERATIONS") on or before the date that is five (5) business days prior to the Closing Date. Notwithstanding the foregoing, the Parent will use commercially reasonable efforts to deliver the Carve-Out Special Purpose Financial Statements - Northern Operations on or before May 15, 2004, provided however, that the Purchaser shall reimburse the Parent for any and all incremental out-of-pocket expenses incurred in connection with the expedited preparation of the foregoing financial statements.

     Section 4.22 REAL PROPERTY COMMITMENTS. The Parent and the Seller shall deliver to the Purchaser, promptly following the execution and delivery of a mutually agreeable letter agreement (the "LETTER AGREEMENT") by each of the parties hereto, a list of all commitments of any TDI Company or any TDI Subsidiary to purchase or lease real property. The Letter Agreement shall contain, among other things, (i) a prohibition against the Purchaser's distribution of such list or in any way the conveyance of the information on such list to any employee, agent, division or subsidiary of the Purchaser that has any material authority or influence in the decision to open new stores or relocate or close existing stores, (ii) a prohibition against the use of the information on such list for any purpose other than for the transactions contemplated by this Agreement, and (iii) an acknowledgement that, notwithstanding anything to the contrary in this Agreement or the Letter Agreement, the Purchaser has no right to approve, disapprove or influence the purchase or lease of any real property or the opening, relocating or closing of any store by any TDI Company or any TDI Subsidiary.

     Section 4.23 JEC OWNED REAL PROPERTY. Prior to the Closing Date, the Parent shall cause JEC Funding, Inc. to sell, convey, assign, transfer and deliver fee title to the locations

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listed or described on Section 4.23 of the Disclosure Schedule (the "JEC OWNED
REAL PROPERTY") to a TDI Company or TDI Subsidiary. In addition, the Parent agrees to provide the Purchaser with reasonable evidence of such transfer prior to the Closing.

     Section 4.24     CONTRACTUAL OVERPAYMENTS. If at any time in the eighteen
(18) month period following the Closing Date, the Purchaser or any of its affiliates receives a refund amount or a reduction in an amount payable from a vendor that relates to a contractual overpayment made by any TDI Company or TDI Subsidiary in the period prior to the Closing Date, the Purchaser shall use reasonable best efforts to turn over an amount equal to fifty percent of such refunded amount or an amount equal to the reduction, as the case may be, to the Parent. The Parent and the Purchaser shall (and the Purchaser shall cause the TDI Companies and TDI Subsidiaries to) cooperate in good faith to identify and obtain a refund of any such overpayment.

     Section 4.25 ORPHAN ENTITIES. Prior to the Closing Date the Parent and the Seller shall cause the applicable TDI Company to either (i) dissolve each of the Orphan Entities or (ii) transfer all the capital stock of each of the Orphan Entities to the Parent or an affiliate of the Parent (other than a TDI Company or TDI Subsidiary). In connection with such dissolution or transfer, all assets of the Orphan Entities shall be transferred to a TDI Company or a TDI Subsidiary.

     Section 4.26 IP LIENS. The Parent and the Seller shall use commercially reasonable efforts to have released on or before the Closing Date any security interests on all federally registered trademarks that are a part of the Intellectual Property.

     Section 4.27 JCP OWNED REAL PROPERTY. Prior to the Closing Date, the Parent shall or shall cause its applicable affiliate to sell, convey, assign, transfer and deliver fee title to the locations listed or described on Section
4.27 of the Disclosure Schedule (the "JCP OWNED REAL PROPERTY") to a TDI Company or TDI Subsidiary.

     Section 4.28 INTENTIONAL BREACH OF THE ASSET PURCHASE AGREEMENT. If (i) the Parent or any Seller under the Asset Purchase Agreement willfully breaches the Asset Purchase Agreement, (ii) such breach is the cause of the termination of the Asset Purchase Agreement by the Asset Purchaser, (iii) on the date of such termination the Parent does not have the right to terminate this Agreement pursuant to either Section 6.1(d)(x) or Section 6.1 (d)(y) and (iv) on the date of such termination the Purchaser's financing pursuant to the executed commitment letter attached as EXHIBIT G shall not have been revoked or withdrawn, except solely due to the termination of the Asset Purchase Agreement as described above, then the Parent shall reimburse the Purchaser an amount, not in excess of $20,000,000.00, for its documented reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement.

     Section 4.29 JCP LEASED REAL PROPERTY. Subject to obtaining any applicable landlord consents, prior to the Closing Date, the Parent shall or shall cause its applicable affiliate to assign its entire leasehold interest in the leased real property listed or described on Section 4.29 of the Disclosure Schedule (the "JCP LEASED REAL PROPERTY") to a TDI Company or TDI Subsidiary. If any necessary landlord consent to assign the leasehold interest in any JCP Leased Real Property is not obtained prior to the Closing, (i) neither this Agreement nor any other document related to the consummation of the transaction contemplated herein will constitute a sale, assignment, assumption, transfer, conveyance or delivery, or an attempted sale, assignment, assumption, transfer conveyance or delivery, of any applicable JCP Leased Real Property or the lease pursuant to which such property is held (a "JCP LEASE") and (ii) following the Closing, the Parent and the Purchaser will use commercially reasonable efforts, and reasonably cooperate with one another, to obtain the consent(s) as quickly as practicable. Pending the obtaining of such consent(s), the Parent and the Purchaser will cooperate with each other in any reasonable and lawful arrangements designed to provide to the Purchaser the benefits of use of the applicable JCP Leased Real Property for the term of the JCP Lease. Once a necessary consent for the assignment of a JCP Lease is obtained, the Parent will promptly assign such JCP Lease to a TDI Company or TDI Subsidiary, and the applicable TDI Company or TDI Subsidiary will assume any and all liabilities and obligations under such JCP Lease.

     Section 4.30 TRADEMARKS. Prior to the Closing Date, (i) EDC Licensing, Inc., a Delaware corporation and one of the TDI Subsidiaries ("EDC"), shall assign, transfer and convey all its right, title and interest in and to the trademarks, trade names, service marks and logos set forth in Section 4.30(a) of the Disclosure Schedule (the "PBM MARKS") and all goodwill of the business associated with the PBM Marks to the PBM Entity and (ii) the Parent shall, or shall cause its applicable affiliate to, assign, transfer and convey all its right, title and interest in and to the trademarks, trade names, service marks and logos set forth in Section 4.30(b) of the Disclosure Schedule (the "NORTH MARK") and all goodwill of the business associated with the North Mark to EDC.

     Section 4.31 DOMAIN NAMES. Prior to the Closing Date, the Parent shall, or shall cause its applicable affiliate to, assign, transfer and convey all its right, title and interest in and to the domain names set forth in Section 4.31 of the Disclosure Schedule to a TDI Company or a TDI Subsidiary.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

     Section 5.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligation of each party to consummate the transactions contemplated hereby is subject to the satisfaction or written waiver on or prior to the Closing Date of each of the following conditions:

     (a) NO INJUNCTION OR ILLEGALITY. No injunction, order, decree, temporary restraining order or judgment shall have been issued by any Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in either case restrains or prohibits or materially restricts the consummation of the transactions contemplated hereby; provided, however, that the party invoking this condition shall use its reasonable best efforts to have any such restraint removed.

     (b) HSR ACT; GOVERNMENTAL APPROVALS. The required waiting period under the HSR Act applicable to the purchase and sale of the Shares shall have expired or been earlier terminated, and all notices, reports and other filings required to be made prior to the Closing by any TDI Company or any TDI Subsidiary or by the Purchaser with, and all material consents, registrations, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained; provided however, that the failure to obtain any or all Pharmacy Approvals by any party hereto shall not be a condition to Closing.

     (c) ASSET PURCHASE. The closing of the transactions contemplated by the Asset Purchase Agreement shall have occurred.

     Section 5.2 CONDITIONS TO OBLIGATIONS OF THE PARENT AND THE SELLER. The obligations of the Parent and the Seller to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except for any such representations and warranties that speak as of an earlier specified date, as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing Date.

     (b) CLOSING DELIVERIES. The Purchaser shall have made the deliveries required to be made by it under Section 1.6(a).

     Section 5.3 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Parent and the Seller contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except for any such representations and warranties that speak as of an earlier specified date, as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent and the Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing Date.

     (b) CLOSING DELIVERIES. The Parent and the Seller shall have made the deliveries required to be made by them under Section 1.6(b).

     (c) FINANCING. The Purchaser shall have obtained financing sufficient to consummate the transactions contemplated hereby pursuant to the executed commitment letter attached as EXHIBIT G.

     (d) NO MATERIAL ADVERSE EFFECT. No event or events shall have occurred after the date of this Agreement which have had, individually or in the aggregate, a Material Adverse Effect.

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     (e)     DELIVERY OF ADDITIONAL FINANCIAL STATEMENTS. The Parent shall have delivered, or caused to be delivered, the Carve-Out Special Purpose Financial Statements - Northern Operations in accordance with Section 4.21.


                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

     Section 6.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

     (a)     by the mutual written consent of the Parent and the Purchaser;

     (b) by the Parent or the Purchaser, if the Closing shall not have occurred on or before August 31, 2004, otherwise than as a result of any breach of any provision of this Agreement by the party seeking to terminate this Agreement;

     (c) by the Parent or the Purchaser, if any court of competent jurisdiction or other Governmental Entity shall have permanently enjoined, restrained or otherwise prohibited the consummation of the transactions contemplated hereby and such injunction, restraint or prohibition shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to prevent and remove such injunction, restraint or prohibition;

     (d) by the Parent, if the Purchaser shall have (x) breached any of its representations or warranties contained in this Agreement that are qualified as to materiality or (y) breached in any material respect any of its representations or warranties that are not so qualified or not complied with any of its covenants contained in this Agreement, in each case which breach cannot be or has not been cured within 30 days after the giving of written notice to the Purchaser, or (z) made a general assignment for the benefit of creditors, or any proceeding shall have been instituted by or against the Purchaser seeking to adjudicate the Purchaser as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

     (e) by the Purchaser, if the Parent or the Seller shall have (i) breached any of its representations or warranties contained in this Agreement that are qualified as to materiality, (ii) breached in any material respect any of its representations or warranties that are not so qualified or not complied with any of its covenants contained in this Agreement, in each case which breach cannot be or has not been cured within 30 days after the giving of written notice to the Parent and the Seller, or (iii) made a general assignment for the benefit of creditors, or any proceeding shall have been instituted by or against the Parent, the Seller, any TDI Company, or any TDI Subsidiary seeking to adjudicate the Parent, the Seller, any TDI Company or any TDI Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, relief or composition of the debts of the Parent, the Seller, any TDI Company or any TDI Subsidiary under any Law relating to bankruptcy, insolvency or reorganization; or

     (f) by the Purchaser if an event or events shall have occurred after the date of this Agreement which have had, individually or in the aggregate, a Material Adverse Effect.

     Section 6.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its directors, officers, agents or representatives, and all rights and obligations of any party hereto shall cease; provided, however, that (a) the second and third sentences of Section 4.3(a) (but disregarding the time limitation of "Until the Closing Date" in the third sentence), and the entirety of Section 4.18, Section 4.28, this Section 6.2 and Article VIII shall survive any such termination and abandonment and (b) nothing contained in this Section shall relieve any party from Liability for any intentional breach of this Agreement.

     Section 6.3 AMENDMENT. This Agreement may not be modified or amended except by (a) written agreement executed and delivered by duly authorized officers of each of the respective parties or (b) waiver in accordance with
Section 6.4, provided however, that no such modification or amendment shall be effective to the extent that it has a materially detrimental effect on the transactions contemplated by the Asset Purchase Agreement, unless consented to by the Asset Purchaser.

     Section 6.4 EXTENSION; WAIVER. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement, provided however, that no such extension or waiver shall be effective to the extent that it has a materially detrimental effect on the transactions contemplated by the Asset Purchase Agreement, unless consented to by the Asset Purchaser. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE VII

                                 INDEMNIFICATION

     Section 7.1 INDEMNIFICATION BY THE PARENT AND THE SELLER. Subject to the other provisions of this Article VII, from and after the Closing the Parent and the Seller shall jointly and severally indemnify and hold the Purchaser and its directors, officers, controlling stockholders, agents and representatives (the "PURCHASER INDEMNITEES") harmless from and against any and all Damages suffered by any Purchaser Indemnitee arising out of:

     (a) any breach of any representation or warranty of the Parent or the Seller contained in Article II of this Agreement;

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     (b)     any breach of any covenant of the Parent or the Seller contained in this Agreement; and

     (c) any of the specified items listed on Section 7.1(c) of the Disclosure Schedule.

     Section 7.2 INDEMNIFICATION BY THE PURCHASER. Subject to the other provisions of this Article VII, from and after the Closing, the Purchaser shall indemnify and hold the Seller, the Parent and their respective directors, officers, agents and representatives (the "SELLER INDEMNITEES") harmless from and against any Damages suffered by any Seller Indemnitee arising out of:

     (a) any breach of any representation or warranty of the Purchaser contained in Article III of this Agreement;

     (b) any breach of any covenant of the Purchaser contained in this Agreement; and

     (c) any failure after the Closing by the Purchaser, any TDI Company, any TDI Subsidiary or any affiliate thereof to perform and discharge any of their respective Liabilities arising under each lease and each Contract listed or described in Section 7.2(c) of the Disclosure Schedule, except to the extent that such Liabilities arise from events or conditions that entitle any Purchaser Indemnitee to indemnification by the Seller pursuant to Section 7.1(a).

     Section 7.3      NOTICE AND RESOLUTION OF CLAIMS.

     (a)     NOTICE. Each Person entitled to indemnification pursuant to Section
7.1 or Section 7.2 (an "INDEMNITEE") shall give written notice to the Parent or the Purchaser, respectively, promptly after obtaining knowledge of any claim that it may have under Section 7.1 or Section 7.2, as applicable. Such notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give such written notice in a timely manner shall not release the party from whom such indemnification is sought (the "INDEMNIFYING PARTY") from its obligations under Section 7.1 or Section 7.2, as applicable, except to the extent that the Indemnifying Party is prejudiced by such failure.

     (b) DEFENSE OF THIRD PARTY CLAIMS. If a claim for indemnification pursuant to Section 7.1 or Section 7.2 shall arise from any claim, demand, action, suit or proceeding made or brought by a third party (a "THIRD PARTY CLAIM"), the Indemnifying Party may assume the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, such defense shall be conducted by counsel chosen by the Indemnifying Party (who shall be reasonably acceptable to the Indemnitee), provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of such Third Party Claim at its own expense (which will not be recoverable from the Indemnifying Party under this Article VII or otherwise). Notwithstanding the foregoing provisions of this Section 7.3(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.1 or Section 7.2 without the Indemnitee's prior written consent unless as part of such settlement the Indemnitee is fully and unconditionally released from all Liability with respect to such Third Party Claim and (ii) no Indemnitee shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.1 or Section 7.2 without the Indemnifying Party's prior written consent unless as part of such settlement the Indemnifying Party is fully and unconditionally released from all Liability (for indemnification pursuant to this Article VII and otherwise) with respect to such Third Party Claim.

     Section 7.4      LIMITS ON INDEMNIFICATION.

     (a) EXCLUSION OF CERTAIN DE MINIMIS MATTERS. None of the Parent, the Seller or the Purchaser shall have any Liability to any Indemnitee pursuant to
Section 7.1(a) or Section 7.2(a), respectively, with respect to any individual event or condition from which the Damages suffered by the Indemnitee shall not have exceeded $250,000.00 (any such event or condition being hereinafter referred to as a "DE MINIMIS MATTER").

     (b) DEDUCTIBLE. (i) Neither the Parent nor the Seller shall have any Liability to any Purchaser Indemnitee under Section 7.1(a) unless and until the aggregate amount of Damages suffered by the Purchaser Indemnitees arising out of the matters referred to in Section 7.1(a), exclusive of any and all Damages arising out of De Minimis Matters, shall have exceeded $25,500,000.00, in which case the Parent and the Seller shall be obligated and liable under Section 7.1
(a) only with respect to such excess; and (ii) the Purchaser shall not have any Liability to any Seller Indemnitee under Section 7.2(a) unless and until the aggregate amount of Damages suffered by the Seller Indemnitees arising out of the matters referred to in Section 7.2(a), exclusive of any and all Damages arising out of De Minimis Matters, shall have exceeded $25,500,000.00, in which case the Purchaser shall be obligated and liable under Section 7.2(a) only with respect to such excess.

     (c) LIMIT OF LIABILITY. The aggregate Liability of the Parent and the Seller, on the one hand, and the Purchaser, on the other hand, under Section 7.1
(a) or Section 7.2(a), respectively, other than for breach of the representations and warranties set forth in the first three sentences of Section 2.1(b), the first three sentences of Section 2.1(c), Section 2.1(e), the first, second, third, fourth and sixth sentences of Section 2.2(d), and the first three sentences of Section 3.2, for which the limitations set forth in this Section
7.4 do not apply, shall not exceed $350,000,000.00. For purposes of the amounts specified under Section 7.4(a) and Section 7.4(b), indemnifiable items pursuant to Section 7.1(a) shall be determined without giving effect to any limitations or qualifications as to "materiality" (including the word "material"), "Material Adverse Effect" or similar expressions set forth therein.

     (d) SURVIVAL. The representations and warranties contained in Articles II and III of this Agreement shall survive the Closing until April 30, 2006, except that the representations and warranties set forth in (i) Section 2.2(q) shall survive until the expiration of the applicable statute of limitations,
(ii) the first three sentences of Section 2.l(b), the first three sentences of
Section 2.1(c), Section 2.1(e), the first, second, third, fourth and sixth sentences of Section 2.2(d) and the first three sentences of Section 3.2 shall survive indefinitely and (iii) Section 2.2(w) shall survive for five (5) years. Neither the Seller nor the Purchaser shall have any Liability pursuant to
Section 7.1(a) or Section 7.2(a), respectively, for any breach of any representation or warranty unless notice of a claim asserting such breach shall have been given in accordance with Section 7.3(a) prior to the termination of such representation or warranty.

     (e) CONSEQUENTIAL DAMAGES; MITIGATION. None of the Parent and the Seller or the Purchaser shall have any Liability under Section 7.1 or Section 7.2, respectively, with respect to any Consequential Damages and/or under Section 7.1 or Section 7.2, respectively, with respect to any Damages that are (i) recovered by any Indemnitee from any third party (including insurers), or (ii) offset by tax savings actually realized on account of such Damages by any Indemnitee. Any exclusion, recovery or offset contemplated by the immediately preceding sentence shall reduce the amount of Damages suffered by any Indemnitee for all purposes of this Agreement, including Section 7.4(a) and Section 7.4(b) by the amount of such exclusion, recovery or offset and only the reduced amount of Damages shall be applied to the amount specified in Section 7.4(c). If the amount of any Damages suffered by any Indemnitee is reduced, at any time subsequent to any payment in respect thereof by an Indemnifying Party pursuant to Section 7.1 or Section 7.2, as applicable, by recovery from any other third party (including any insurer) or upon the realization of any tax savings on account of such Damages, an amount equal to the amount of such reduction (not to exceed, in any event, the amount so previously paid in respect thereof by the Indemnifying Party) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

     (f) EXCLUSIVE REMEDY. Except for claims based on fraud or intentional misrepresentation, and except for any non-monetary, equitable relief to which any Indemnitee may be entitled, after the Closing the rights and remedies set forth in this Article VII shall constitute the sole and exclusive rights and remedies of the parties hereto under or with respect to the subject matter of this Agreement. Each of the parties hereto hereby waives any and all claims and any cause of action for monetary damages under or with respect to the subject matter of this Agreement (other than any claims or causes of action arising out of the express provisions of this Article VII) that it might otherwise be entitled to assert against the other party hereto under any law, rule or regulation of any Governmental Entity, under the common law of any jurisdiction or otherwise.

     Section 7.5      INDEMNITY PAYMENTS. All payments made pursuant to this
Article VII and Section 4.6 (other than interest payments) shall be treated by the parties hereto on all Tax Returns as an adjustment to the Purchase Price.

     Section 7.6 COORDINATION WITH TAX COVENANT. In the event any provision of this Article VII is inconsistent with any provision of Section 4.6, the provisions of Section 4.6 shall control.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.1 RELIANCE. The representations and warranties of the Parent and the Seller contained in this Agreement constitute the sole and exclusive representations and warranties of the Parent and the Seller to the Purchaser in connection with this Agreement and the transactions contemplated hereby, and the Purchaser acknowledges that all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for the claim against the Parent or the Seller. THE PURCHASER ACKNOWLEDGES THAT THE PARENT AND THE SELLER DISCLAIM ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT AS TO THE TDI COMPANIES AND THE TDI SUBSIDIARIES AND THEIR RESPECTIVE BUSINESSES, ASSETS,

LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

     Section 8.2 FEES AND EXPENSES. All recording or filing fees or similar costs, including the filing fee to be paid pursuant to the HSR Act and any fees incurred in connection with obtaining any and all consents, approvals or authorizations of, or declarations or filings with, or notices to any Governmental Entity referred to in Section 2.1(d), Section 2.2(c) and Section 3.3, imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be borne by the Purchaser. Whether or not the transactions contemplated hereby shall be consummated, except as set forth in the immediately preceding sentence, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     Section 8.3 CERTAIN DEFINITIONS. (a) For purposes of this Agreement the following terms have the meanings set forth below:

             (i) an "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

             (ii) "APPLICABLE RATE" means a rate per annum equal to the "prime rate" as set forth from time to time in The Wall Street Journal "Money Rates" column;

             (iii) "BALANCE SHEET" means the consolidated balance sheet of the Seller and its Subsidiaries as of the Balance Sheet Date;

             (iv)     "BALANCE SHEET DATE" means January 31, 2004;

             (v) "BUSINESS DAY" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

             (vi) "CLOSING WORKING CAPITAL" means Working Capital as of and including the Closing Date, as determined in accordance with Section 1.4;

             (vii) "CONSEQUENTIAL DAMAGES" means Damages arising out of any interruption of business, loss of profits, loss of use of facilities, claims of customers, loss of goodwill or other indirect Damages;

             (viii) "DAMAGES" means all losses, liabilities, costs and expenses (including reasonable attorneys' fees);

             (ix) "ENVIRONMENTAL LAW" means any environmental or health and safety related law, regulation, rule or ordinance at the federal, state or local level;

             (x) "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity;

             (xi) "HAZARDOUS MATERIAL" means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, or any oil, petroleum, or petroleum product, as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act, or any other Environmental Law;

             (xii) "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
(iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;

             (xiii) "INTERCOMPANY LOAN" means the loan under the Eckerd Corporation Loan Agreement, dated as of January 25, 2003, by and between J. C. Penney Company, Inc., a Delaware corporation, as the lender, and Eckerd Corporation, a Delaware corporation, as the borrower.

             (xiv) "KNOWLEDGE OF THE SELLER" means the actual knowledge of any Person listed on Section 8.3(a)(xiv) of the Disclosure Schedule;

             (xv) "LAWS" means all applicable domestic (including any federal, state or local) and foreign statutes, laws, ordinances, rules, orders and regulations;

             (xvi) a "MATERIAL ADVERSE EFFECT" means any change in or effect on the Business, the Northern Business, the Seller, the TDI Companies and the TDI Subsidiaries taken as a whole that has a material adverse effect on (i) the ability of the Parent or the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) the financial condition or results of operations or business of the TDI Companies and the TDI Subsidiaries (solely with respect to the Northern Business) taken as a whole, excluding any effects resulting from (x) events or circumstances adversely affecting any principal markets served by the TDI Companies and the TDI Subsidiaries or the industries in which they operate, except any changes that affect the Business materially disproportionately to its competitors (y) general economic conditions, or (z) changes or effects reasonably demonstrated to arise out of the execution, delivery, announcement or performance of this Agreement or the Asset Purchase Agreement or the consummation of any transaction contemplated hereby and thereby;

             (xvii) "NON-TRADE RECEIVABLES" means those receivables arising in connection with the operation of the Business other than from the sale of inventory (but excluding any receivables included in the Purchased Assets), including the categories of non-trade receivables listed in Section 2.2(r) of the Disclosure Schedule;

             (xviii) "ORPHAN ENTITIES" means ECR Receivables, Inc., a Delaware corporation, Eckerd Tobacco Company, Inc., a Florida corporation, Genovese MedCare, Inc., a Delaware corporation, and The Paper Cutter Stores, Inc., a New York corporation.

             (xix) "PERMITTED LIEN" means (i) mechanics', carriers', workers', repairmen's liens or other similar Liens or Encumbrances arising or incurred in the ordinary course of business consistent with past practices, (ii) Liens or Encumbrances for Taxes which are not due and payable, which may thereafter be paid without penalty or which are being contested in good faith,
(iii) Liens or Encumbrances that arise under zoning, land use and other similar laws and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as presently used,
(iv) other Liens or Encumbrances arising as a matter of Law which do not materially impair the marketability or the use of the property subject thereto as presently used, (v) easements, covenants, rights-of-way and other encumbrances or restrictions, whether recorded or referred to in an applicable lease or unrecorded, which do not materially impair the use or marketability of the property subject thereto as currently used, and (vi) any Liens or Encumbrances affecting any Real Property caused by the Purchaser, its consultants or agents;

             (xx) a "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

             (xxi) "PURCHASE PRICE" means an amount equal to the Estimated Purchase Price plus or minus any amount payable by or to, respectively, the Purchaser pursuant to Section l.4(e), other than any portion of any such additional amount that constitutes interest;

             (xxii) "RECEIVABLES" means Trade Receivables and Non-Trade Receivables;

             (xxiii) "SOUTHERN BUSINESS EMPLOYEES" has the meaning set forth in the Asset Purchase Agreement;

             (xxiv) "SOUTHERN ENTITIES" means those companies so designated and listed in EXHIBIT I, attached hereto;

             (xxv) a "SUBSIDIARY" of any Person means any other Person of which (i) the first mentioned Person or any subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its subsidiaries, or
(iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its subsidiaries;

             (xxvi) "TDI SUBSIDIARIES" means those companies so designated and listed on EXHIBIT J, attached hereto;

             (xxvii) "TRADE RECEIVABLE" means those receivables arising from the sale of inventory in connection with the operation of the Business (but excluding any receivables included in the Purchased Assets), including the categories of trade receivables listed in Section 2.2(r) of the Disclosure Schedule; and

             (xxviii) "WORKING CAPITAL" means for the Northern Business, the sum of (a) Cash and Short-Term Investments, (b) Receivables (Net of Allowance), (c) Merchandise Inventories - FIFO, and (d) Other Current Assets net of Taxes minus the sum of (x) Accounts Payable, (y) Accrued Liabilities net of Taxes or any amounts that relate to tax withholding, and (z) Bank Debit Balances, in each case to the extent held by the TDI Companies and/or the TDI Subsidiaries and as determined using the same Accounting Policies.

     (b) For purposes of this Agreement the following terms have the meanings set forth in the sections noted below:

              2003 Carve-Out Special Purpose Financial
                 Statements - Northern Operations                Section 4.21
              Accountants                                        Section 1.4(c)
              Accounting Policies                                Section 1.3(a)
              Acquisition Proposal                               Section 4.2(b)
              Agreement                                          Introductory Paragraph
              Allocation Statement                               Section 4.6(j)
              Antitrust Challenge                                Section 4.4(d)
              Antitrust Law                                      Section 4.4(b)
              Antitrust Objection                                Section 4.4(d)
              Asset Purchase Agreement                           Recital C
              Asset Purchaser                                    Recital C
              Benefit Plan                                       Section 2.2(p)
              Brooks                                             Section 1.6(a)(vi)
              Business                                           Recital B
              Carve-Out Special Purpose Financial Statements-
                 Northern Operations                             Section 4.21
              Closing                                            Section 1.5
              Closing Date                                       Section 1.5

              Closing Date Balance Sheet                         Section 1.4(a)
              Closing Working Capital Statement                  Section 1.4(a)
              Code                                               Section 1.6(b)(viii)
              Company Plan                                       Section 2.2(p)
              Confidentiality Agreement                          Section 4.3(a)
              Contracts                                          Section 2.2(o)
              CVS                                                Recital C
              De Minimis Matter                                  Section 7.4(a)
              DEA                                                Section 2.1(d)
              Disclosure Schedule                                Recital E
              Dispute Notice                                     Section 4.6(c)
              DOJ                                                Section 4.4(b)
              Drugstore Subsidiaries                             Section 2.2(a)(ii)
              Eckerd Pension                                     Section 4.7(c)
              EDC                                                Section 4.30
              ERISA                                              Section 2.2(p)
              Estimated Closing Working Capital                  Section 1.3(a)
              Estimated Closing Working Capital Statement        Section 1.3(a)
              Estimated Purchase Price                           Section l.3(b)
              Exchange Act                                       Section 2.l(d)
              Financial Statements                               Section 2.2(f)
              FTC                                                Section 4.4(b)
              GAAP                                               Section 1.3(a)
              Governmental Entity                                Section 2.l(d)
              Headquarters Employees                             Section 4.7(f)
              HSR Act                                            Section 2.l(d)
              Income Taxes                                       Section 4.6(b)(ii)
              Indemnifying Party                                 Section 7.3(a)
              Indemnitee                                         Section 7.3(a)
              Intellectual Property                              Section 2.2(n)
              Intercompany Obligations                           Section 1.7
              IRS                                                Section 2.2(p)
              JCP                                                Section 1.6(a)(iii)
              JCP Lease                                          Section 4.29
              JCP LEASED REAL Property                           Section 4.29
              JCP Owned Real Property                            Section 4.27
              JEC Owned Real Property                            Section 4.23
              Leased Real Property                               Section 2.2(m)
              Legal Proceedings                                  Section 2.2(j)
              Letter Agreement                                   Section 4.22
              Liabilities                                        Section 2.2(f)
              Liens or Encumbrances                              Section 1.1
              Material Contracts                                 Section 2.2(o)
              Multiemployer Plan                                 Section 2.2(p)
              North Mark                                         Section 4.30
              Northern Business                                  Recital C

              Owned Real Property                                Section 2.2(m)
              Parent                                             Introductory Paragraph
              Parent SEC Documents                               Section 2.l(f)
              PBM Marks                                          Section 4.30
              Penney Marks                                       Section 4.8(a)
              Permits                                            Section 2.2(i)
              Pharmacy Approvals                                 Section 2.1(d)
              Post-Closing Tax Period                            Section 4.6(b)
              Post-signing Material Contracts                    Section 2.2(o)
              Pre-Closing Tax Period                             Section 4.6(b)
              Purchased Assets                                   Section 2.2(1)
              Purchaser                                          Introductory Paragraph
              Purchaser Effect                                   Section 3.1
              Purchaser Indemnitees                              Section 7.1
              Real Property                                      Section 2.2(m)
              SEC                                                Section 2.1(d)
              Securities Act                                     Section 2.l(f)
              Seller                                             Introductory Paragraph
              Seller Indemnitees                                 Section 7.2
              Seller Objection                                   Section 1.4(b)
              Seller Objection Notice                            Section 1.4(b)
              Seller Review Period                               Section 1.4(b)
              Settlement                                         Section 4.4(d)
              Shares                                             Recital A
              Southern Business                                  Recital C
              Straddle Tax Period                                Section 4.6(b)
              Tax Matter                                         Section 4.6(f)
              Tax Returns                                        Section 2.2(q)
              Taxes                                              Section 2.2(q)
              Taxing Authority                                   Section 2.2(q)
              TDI Companies                                      Recitals A
              TDI Employee                                       Section 4.7(a)
              Third Party Claim                                  Section 7.3(b)
              Transition Services Agreements                     Section 1.6(b)(ix)
              Unadjusted Purchase Price                          Section 1.2
              WARN                                               Section 2.2(p)(x)

     Section 8.4 NOTICES. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered in person, (b) five days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) when dispatched by facsimile (with confirmation of receipt) or (d) one business day after being sent by a nationally recognized delivery service, to the appropriate party at the address or facsimile number specified below (or at such other address for a party as shall be specified by like notice):

             (i)    if to the Purchaser, to

                             The Jean Coutu Group (PJC) Inc.
                             50 Service Road
                             Warwick, Rhode Island 02886
                             Attention: Michel Coutu
                             Telecopy: (401)825-3997

                             and

                             Fasken Martineau DuMoulin LLP
                             800 Square Victoria, Suite 3400
                             Montreal, Canada H4Z 1E9
                             Attention: Yvon Martineau
                             Telecopy: (514) 397-7600

     with a copy (which shall not constitute notice) to:

                             McDermott, Will & Emery
                             28 State Street, 34th Floor
                             Boston, Massachusetts 02109
                             Attention: Dennis J. White
                             Telecopy: (617) 535-3800

                             and

                             McDermott, Will & Emery
                             50 Rockefeller Plaza, 14th Floor
                             New York, New York 10020
                             Attention: Spencer D. Klein and Gregory D. Puff
                             Telecopy: (212) 547-5444

             (ii)   if to the Parent or to the Seller, to

                             J. C. Penney Company, Inc.
                             6501 Legacy Drive
                             Plano, Texas 75024
                             Attention: General Counsel
                             Telecopy: (972) 431-1977

     with a copy (which shall not constitute notice) to:

                             J. C. Penney Company, Inc.
                             6501 Legacy Drive
                             Plano, Texas 75024
                             Attention: Chief Financial Officer
                             Telecopy: (972) 431-1977
                             and

                             Jones Day
                             2727 North Harwood Street
                             Dallas, Texas 75201
                             Attention: Robert L. Estep and Lisa K. Durham
                             Telecopy: (214)969-5100

     Section 8.5 INTERPRETATION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, list of exhibits and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." For purposes of this Agreement, with respect to any matter that is clearly disclosed in any portion of the Disclosure
Schedule in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the Disclosure Schedule in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto. Any interest payable under any provision of this Agreement shall be calculated on the basis of a 360-day year consisting of 12 30-day months. All references to "$" or dollar amounts are to lawful currency of the United States of America. ALL RELEASES, DISCLAIMERS AND LIMITATIONS ON LIABILITY SET FORTH IN THIS AGREEMENT SHALL APPLY AND OPERATE IN ACCORDANCE WITH THEIR RESPECTIVE TERMS NOTWITHSTANDING ANY SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR BASIS FOR LIABILITY OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED OR LIMITED.

     Section 8.6 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement, the Letter Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person (including any employees or former employees of the TDI Companies or the TDI Subsidiaries), other than the parties hereto, any rights or remedies, except that (i) the Asset Purchaser shall be a third party beneficiary with respect to Sections 6.3 and
6.4 solely to the extent set forth therein and shall be entitled to the rights and benefits of, and to enforce the provisions thereof and (ii) each Indemnitee shall be a third party beneficiary with respect to Article VII and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.

     Section 8.7 GOVERNING; LAW; VENUE. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to agreements made and to be performed entirely within such state. Each of the parties hereto (i) hereby submits itself to the personal jurisdiction of any appropriate state or federal court in the Borough of Manhattan of the City of New York in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court.

     Section 8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding the foregoing, the Purchaser shall be permitted to assign this Agreement to any of its affiliates, provided that, (i) such affiliate assignee is not a Texas corporation and (ii) notwithstanding such assignment, the Purchaser shall remain liable for the performance of all of its obligations and all of the obligations of its permitted assigns hereunder.

     Section 8.9      ENFORCEMENT.

     (a) INJUNCTIVE RELIEF. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

     (b) RIGHT TO JURY TRIAL. EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 8.10 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

     Section 8.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Purchaser, the Parent and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


THE JEAN COUTU GROUP (PJC) INC.                  THE JEAN COUTU GROUP (PJC) INC.

By: /s/ Francois J. Coutu                        By:
   -----------------------------------------        -------------------------------------
Name: Francois J. Coutu                          Name: Michel Coutu
Title: President and Chief Executive Officer     Title: Director and President and CEO of
                                                 The Jean Coutu Group (PJC) U.S.A. Inc.


J. C. PENNEY COMPANY, INC.                       TDI CONSOLIDATED CORPORATION


By:                                              By:
   -----------------------------------------        -------------------------------------
Name:                                            Name:
     ---------------------------------------          -----------------------------------
Title:                                           Title:
      --------------------------------------           ----------------------------------

     IN WITNESS WHEREOF, the Purchaser, the Parent and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


THE JEAN COUTU GROUP (PJC) INC.                  THE JEAN COUTU GROUP (PJC) INC.


By:                                              By: /s/ Michel Coutu
   -----------------------------------------        -------------------------------------
Name: Francois J. Coutu                          Name: Michel Coutu
Title: President and Chief Executive Officer     Title: Director and President and CEO of
                                                 The Jean Coutu Group (PJC) U.S.A. Inc.


J. C. PENNEY COMPANY, INC.                       TDI CONSOLIDATED CORPORATION


By:                                              By:
   -----------------------------------------        -------------------------------------
Name:                                            Name:
     ---------------------------------------          -----------------------------------
Title:                                           Title:
      --------------------------------------           ----------------------------------

     IN WITNESS WHEREOF, the Purchaser, the Parent and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

THE JEAN COUTU GROUP (PJC) INC.                  THE JEAN COUTU GROUP (PJC) INC.


By:                                              By:
   -----------------------------------------        -------------------------------------
Name: Francois J. Coutu                          Name: Michel Coutu
Title: President and Chief Executive Officer     Title: Director and President and CEO of
                                                 The Jean Coutu Group (PJC) U.S.A. Inc.


J. C. PENNEY COMPANY, INC.                       TDI CONSOLIDATED CORPORATION


By: /s/ Charles  R. Lotter                       By: /s/ [ILLEGIBLE]
   -----------------------------------------        -------------------------------------
Name: Charles  R. Lotter                         Name: [ILLEGIBLE]
     ---------------------------------------          -----------------------------------
Title: Executive Vice President, Secretary       Title: Senior Vice President
      --------------------------------------           ----------------------------------
      and General Counsel